  As filed with the Securities and Exchange Commission on March 27, 2000
                                                      Registration No. 333-96317
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                              AMENDMENT NO. 2
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                              LUMINEX CORPORATION
             (Exact name of registrant as specified in its charter)

             Delaware                            8731                          74-2747608
 (State or other jurisdiction of     (Primary Standard Industrial           (I.R.S. Employer
  incorporation or organization)     Classification Code Number)          Identification No.)

                           12212 Technology Boulevard
                              Austin, Texas 78727
                                 (512) 219-8020
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                            Mark B. Chandler, Ph.D.
                      Chairman and Chief Executive Officer
                              Luminex Corporation
                           12212 Technology Boulevard
                              Austin, Texas 78727
                                 (512) 219-8020
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                   Copies to:

              Craig N. Adams, Esq.                            Donald J. Murray, Esq.
          T. Christopher Pledger, Esq.                         Dewey Ballantine LLP
             Thompson & Knight LLP                         1301 Avenue of the Americas
      98 San Jacinto Boulevard, Suite 1200                   New York, New York 10019
              Austin, Texas 78701                                 (212) 259-8000
                 (512) 469-6100

                                ----------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------

   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PRELIMINARY PROSPECTUS                                       March 27, 2000
                             Subject to completion

--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This preliminary prospectus + +is not an offer to sell these securities and is not soliciting an offer to + +buy these securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
4,500,000 Shares


[LOGO OF LUMINEX APPEARS HERE]

Common Stock
--------------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. We expect the public offering price to be between $17.00 and $19.00 per share.

The Nasdaq National Market has approved our common stock for quotation under the symbol "LMNX."

Before buying any shares you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                        Per share Total
-------------------------------------------------------
Public offering price                      $      $
-------------------------------------------------------
Underwriting discounts and commissions     $      $
-------------------------------------------------------
Proceeds, before expenses, to Luminex      $      $
-------------------------------------------------------

The underwriters may also purchase up to 675,000 shares of common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be
$   , and the total proceeds, before expenses, to Luminex will be $   .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about     , 2000.

Warburg Dillon Read LLC
                   Lehman Brothers
                                                           Dain Rauscher Wessels

--------------------------------------------------------------------------------

[Inside Front Cover]

Luminex

Representation of dyed microsphere during a bioassay using the LabMAP system.

[Inside Front Cover Gatefold]

LabMAP

The Technology

Luminex has developed a proprietary technology that combines a microscopic fluid stream and digital signal processing to perform high-speed biological tests at a low cost. This miniaturized biological testing format has broad applications in pharmaceutical, clinical and biomedical research laboratories.

Representation of microsphere--Luminex dyes microscopic plastic beads, called microspheres.

Representation of a set of 100 dyed microspheres--in 100 different fluorescently colored sets.

Representation of microsphere with targeted antibodies on its surface--A biological test occurs on the surface of each microsphere set.

Representation of four different dyed microspheres representing a bioassay using the LabMAP system--This allows researchers to perform multiple biological tests in the same sample.

[Inside Front Cover Gatefold]

A microscopic fluid stream carries each biological test through laser beams in the Luminex 100, generating florescent signals which provide instantaneous test results.

Representation of the microfluidic system including two small lasers.

Picture of the Luminex 100 product with XY platform and packaged microspheres.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Through and including        , 2000 (the 25th day after commencement of this
offering), federal securities law may require all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary...................   3
The offering.........................   5
Summary financial and operating
  data...............................   6
Risk factors.........................   7
Forward-looking information..........  19
Use of proceeds......................  20
Dividend policy......................  20
Capitalization.......................  21
Dilution.............................  22
Selected financial data..............  24
Management's discussion and analysis
  of financial condition and results
  of operations......................  26

Business.........................   31
Management.......................   46
Related party transactions.......   55
Principal stockholders...........   57
Description of capital stock.....   59
Shares eligible for future sale..   62
Underwriting.....................   64
Legal matters....................   66
Experts..........................   66
Where you can find more
  information....................   66
Index to financial statements....  F-1

Luminex(R) and LabMAP(TM) are trademarks of Luminex Corporation. This prospectus also refers to trademarks and trade names of other organizations.

--------------------------------------------------------------------------------

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock which we discuss under "Risk factors." Our principal executive offices are located at 12212 Technology Boulevard, Austin, Texas 78727. Our telephone number is (512) 219-8020. Our web site is http://www.luminexcorp.com. We do not intend the information found on our web site to be a part of this prospectus.

OUR BUSINESS

Luminex Corporation has developed, manufactures and markets a proprietary technology that simplifies biological testing for the life sciences industry. This industry depends on a broad range of tests, called bioassays, to discover new drugs, identify new genes or simply monitor blood cholesterol levels. The LabMAP system simultaneously performs up to 100 bioassays on a single drop of fluid. We accomplish this with the Luminex 100, a compact instrument that reads biological tests taking place on the surface of microscopic plastic beads called microspheres. The Luminex 100 combines this miniaturized bioassay capability with small lasers, digital signal processors and proprietary software to create a system offering significant advantages in speed, precision, flexibility and cost. We believe our LabMAP technology is broadly applicable in the fields of drug discovery, clinical diagnostics, genetic analysis and biomedical research.

We began marketing the current generation of LabMAP in 1999. As of February 29, 2000, 63 life sciences customers have purchased 114 LabMAP systems. Our customers include Abbott Laboratories, Bio-Rad Laboratories, Inc., Centers for Disease Control and Prevention, Eli Lilly and Company, GlaxoWellcome plc, Laboratory Corporation of America, Lawrence Livermore National Laboratories, Life Technologies, Inc., Mayo Clinic, National Institutes of Health and SmithKline Beecham Corporation.

OUR MARKET OPPORTUNITY

The life sciences industry uses bioassays extensively to detect the presence of certain biochemicals, proteins or genes in a sample. Drug discovery, genetic analysis, pharmacogenomics, clinical diagnostics and general biomedical research all broadly use bioassays. For example, bioassays can be used to:

 .measure the attraction, or affinity, between a chemical compound and a disease target for drug discovery and development;

 .assist physicians in prescribing the appropriate drug therapy to match the patient's unique genetic makeup, a process known as pharmacogenomics;

 .detect genetic variations, such as single nucleotide polymorphisms or SNPs;
 and

 .measure the presence and quantity of biochemicals in blood to assist physicians in diagnosing, treating and monitoring disease conditions such as heart attack or diabetes.

Laboratories either develop bioassays internally to meet their specific needs or purchase them in the form of an off-the-shelf test kit or customized service. Industry reports estimate the global market for tools the drug discovery and development, clinical diagnostic and biomedical research industries use to develop and perform bioassays to have been approximately $27.5 billion in 1998 and expect it to grow at an annual rate of 7.2%. There are a number of factors contributing to this increase, including:

 .increased spending by pharmaceutical and biomedical research companies on research and development;

 .a shift in research and development focus from gene sequencing to determining the function of genes and their protein products, known as functional genomics and proteomics;

 .increased demand for disease-specific diagnostic tests;

 .application of disease targets from drug discovery into in vitro diagnostics; and

 .evolution of pharmacogenomics.

The differing bioassay needs of life sciences laboratories have led to the development of specialized techniques and instrumentation. As a result, most of these laboratories have become highly compartmentalized. For example, clinical testing facilities organize into functional groups, such as chemistry, microbiology, immunology and infectious disease. Similarly, pharmaceutical companies organize their laboratories by disease target, such as cancer and hypertension, as well as by the stages of the drug discovery process, from initial bioassay development to toxicology. This has created inefficiencies in laboratories since they must now purchase multiple instruments, often from different vendors, to meet their testing needs. This limits the laboratories' ability to standardize bioassay techniques, operator training and hardware maintenance.

THE LUMINEX SOLUTION

Our solution is to provide a single platform, the LabMAP technology, that can perform a wide range of bioassays in a cost-effective manner. The key features of our platform include the following:

 .performs multiple tests simultaneously;

 .flexible in customizing bioassays comprised of multiple tests;

 .high rate, or throughput, of test results per day;

 .ease of use; and

 .low cost to purchase and operate.

OUR STRATEGY

Our goal is to establish our LabMAP system as the industry standard for performing bioassays. To achieve this goal, we have implemented the following strategy:

 .focus on large, fast-growing segments of the life sciences industry;

 .continue to develop strategic partnerships to broaden and accelerate market acceptance of our LabMAP technology;

 .provide an open platform that allows customers to design bioassays using a single platform;

 .expand the functionality of the LabMAP product line; and

 .allow easy technology access to encourage rapid market adoption.

The offering

The following information assumes that the underwriters do not exercise the over-allotment option granted to them to purchase additional shares in the offering.

 Common stock we are offering............... 4,500,000 shares
 Common stock to be outstanding after the
   offering................................. 26,676,070 shares
 Proposed Nasdaq National Market symbol..... LMNX
 Use of proceeds............................ To fund our operations, including continued development and
                                             manufacturing of existing
                                             products and research and
                                             development of additional
                                             products, expanding our
                                             facilities to be able to meet the
                                             needs of our growing business,
                                             and for other working capital and
                                             general corporate purposes. See
                                             "Use of proceeds."

Unless we indicate otherwise, when analyzing the information in this prospectus, you should assume that all outstanding shares of our preferred stock convert into 8,768,592 shares of our common stock upon the closing of this offering.

At March 21, 2000, we were obligated to issue shares of common stock upon exercise of options and warrants as follows:

 .4,231,134 shares issuable upon the exercise of options at a weighted average exercise price of $6.25 per share;

 .535,500 shares issuable upon the exercise of warrants at an exercise price of $1.96 per share; and

 .2,587,500 additional shares available for future grant under our 2000 Long-Term Incentive Plan. See "Management -- Employee benefit plans -- 2000 Long-Term Incentive Plan."

In addition, we have agreed to issue an additional 675,000 shares if the underwriters exercise their over-allotment option in full, which we describe in "Underwriting". If the underwriters exercise this option in full, 27,351,070 shares of common stock will be outstanding after this offering.

We base our calculation of the number of shares of common stock outstanding after the offering on shares outstanding as of March 21, 2000. See "Capitalization."

Summary financial and operating data

The as adjusted balance sheet reflects the receipt of the net proceeds from the sale of 4,500,000 shares of our common stock in this offering at an assumed price to the public of $18.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses. The pro forma net loss per share and shares used in computing pro forma net loss per share are calculated as if all of our convertible preferred stock was converted into shares of our common stock on the date of their issuance.

                                PERIOD FROM
                               MAY 24, 1995
                             (INCEPTION) TO      YEAR ENDED DECEMBER 31,
                          DECEMBER 31, 1995     1996     1997     1998      1999
STATEMENT OF OPERATIONS
DATA                             (In thousands, except per share data)
---------------------------------------------------------------------------------
Revenue:
 Product................                $--      $--      $99     $386    $2,606
 Grant..................                 --       --       --       --       506
                                     ------  -------  -------  -------  --------
  Total revenue.........                 --       --       99      386     3,112
Cost of product
   revenue..............                 --       --       10       88     1,172
                                     ------  -------  -------  -------  --------
Gross margin............                 --       --       89      298     1,940
Operating expenses:
 Research and
    development.........                 58    1,036    1,594    3,611     6,188
 Selling, general and
    administrative......                216      731    1,426    2,566     5,238
                                     ------  -------  -------  -------  --------
  Total operating
     expenses...........                274    1,767    3,020    6,177    11,426
                                     ------  -------  -------  -------  --------
Loss from operations....               (274)  (1,767)  (2,931)  (5,879)   (9,486)
Interest income.........                  4        7      178      283       284
                                     ------  -------  -------  -------  --------
Net loss................               (270)  (1,760)  (2,753)  (5,596)   (9,202)
Accretion of discount on
   convertible preferred
   stock................                 --       --       --       --    (3,406)
                                     ------  -------  -------  -------  --------
Net loss applicable to
   common stockholders..             $ (270) $(1,760) $(2,753) $(5,596) $(12,608)
                                     ======  =======  =======  =======  ========
Net loss per share,
   basic and diluted....             $(0.06)  $(0.16)  $(0.21)  $(0.43)   $(0.96)
                                     ======  =======  =======  =======  ========
Shares used in computing
   net loss per share,
   basic and diluted....              4,531   10,826   12,842   13,086    13,151
Pro forma net loss per
   share, basic and
   diluted..............                                                  $(0.45)
                                                                        ========
Shares used in computing
   pro forma net loss
   per share, basic and
   diluted..............                                                  20,529

                                                            AS OF DECEMBER 31,
                                                                   1999
                                                             ACTUAL AS ADJUSTED
BALANCE SHEET DATA                                            (In thousands)
-------------------------------------------------------------------------------
Cash and cash equivalents..................................  $4,083     $78,713
Working capital............................................  10,426      85,056
Total assets...............................................  12,566      87,196
Total stockholders' equity.................................  11,195      85,825

Please see Note 2 to our financial statements for an explanation of the method used to calculate the net loss per share and the number of shares used in the computation of per share amounts.

--------------------------------------------------------------------------------

Risk factors

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN OR ADAPT IT TO CHANGES IN THE MARKET.

We are at an early stage of development, and our business model is still evolving. As a result, we are subject to all of the risks inherent in the development of new commercial products, such as the need:

 .to obtain substantial capital to support the expenses of developing our technology and commercializing our products;

 .to develop a market for our products; and

 .to successfully transition from a company with a research focus to a company capable of supporting commercial activities.

Since commencing operations in May 1995, we have dedicated substantially all of our resources to the research and development of our products. Because we have only recently begun to market our products commercially, we have generated limited revenues from product sales.

WE CANNOT ASSURE YOU THAT WE WILL EVER ACHIEVE OR SUSTAIN PROFITABILITY OR THAT OUR OPERATING LOSSES WILL NOT INCREASE IN THE FUTURE.

We have incurred operating losses and negative cash flow from operations since our inception. As of December 31, 1999, we had an accumulated deficit of $23.0 million. For the years ended December 31, 1997, 1998 and 1999, we had net losses of $2.8 million, $5.6 million and $9.2 million, respectively. We expect to continue to incur operating and net losses and negative cash flow from operations, which may increase, for the foreseeable future due in part to anticipated increases in expenses for research and product development and expansion of our facilities and sales and marketing capabilities. We anticipate that our business will generate operating losses until we successfully implement our commercial development strategy and generate significant additional revenues to support our level of operating expenses.

IF OUR TECHNOLOGY AND PRODUCTS DO NOT BECOME WIDELY USED IN THE LIFE SCIENCES INDUSTRY, IT IS UNLIKELY THAT WE WILL EVER BECOME PROFITABLE.

Life sciences companies have historically conducted screening and identification tests using a variety of technologies, including bead-based screening. However, compared to other technologies, the LabMAP technology is new and unproven, and the use of our technology by life sciences companies is limited. The commercial success of our technology will depend upon the adoption of this technology as a method to perform bioassays. In order to be successful, our products must meet the commercial

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

requirements for bioassays within the life sciences industry, and we must convince potential customers to utilize our system instead of competing technologies. Market acceptance will depend on many factors, including our ability to:

 .convince prospective strategic partners and customers that our technology is an attractive alternative to other technologies for pharmaceutical, clinical and biomedical testing and analysis;

 .manufacture products in sufficient quantities with acceptable quality and at an acceptable cost; and

 .place and service sufficient quantities of our products.

Because of these and other factors, our products may not gain market acceptance.

Our business plan may not succeed unless we establish meaningful and successful relationships with our strategic partners.

Our strategy for the development and commercialization of our LabMAP technology depends in part upon our ability to establish strategic relationships with a number of partners. Our business plan contemplates that a significant portion of our future revenues will come from sales of our systems, the development and sale of bioassay kits utilizing our technology and use of our technology by our strategic partners in performing services offered to third parties. This strategy entails a number of risks as more fully described below.

If we cannot establish and maintain sufficient effective strategic partnerships, we will not be able to create sufficient market demand for our products.

Our success depends on our ability to maintain our current strategic partnerships and establish and maintain additional partnerships. Our ability to enter into agreements with additional partners depends in part on convincing them that our technology can help achieve and accelerate their goals or efforts. This may require substantial time and effort on our part. We will expend substantial funds and management effort with no assurance that a strategic relationship will result. We cannot assure you that we will be able to negotiate additional strategic agreements in the future on acceptable terms, if at all, or that current or future partners will not pursue or develop alternative technologies either on their own or in collaboration with others. Termination of strategic relationships, or the failure to enter into a sufficient number of additional agreements on favorable terms, could reduce sales of our products or lower margins on our products.

If our strategic partners do not effectively develop and market products based on our technology, our ability to generate revenues will be diminished.

In return for the right to produce bioassay kits incorporating our technology, our strategic partners will purchase our systems from us for resale to end-users and will pay royalties to us based on revenues they generate from sales of the kits. We expect that we will also generate revenue from royalties on sales of diagnostic testing services by strategic partners utilizing our technology. This strategy entails a number of risks. We believe that our strategic partners will have economic incentives to market these products, but we cannot predict future sales and royalty revenues because our strategic partner agreements do not include minimum purchase requirements. The amount of these revenues will depend on a variety of factors that are outside our control, including the amount and timing of resources that current and future strategic partners devote to market products incorporating our technology. Some of the companies we are targeting as strategic partners offer products competitive with our LabMAP

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

technology. As a result, competition with these companies may hinder or prevent strategic relationships. Further, the development and marketing of certain bioassay kits will require our strategic partners to obtain governmental approvals, which could delay or prevent their commercialization efforts. If our current or future strategic partners do not effectively develop and market products based on our technology and obtain any necessary government approvals, our revenues from product sales and royalties will be significantly reduced.

We have only produced our products in limited quantities, and we may experience manufacturing problems or delays that could limit the growth of our revenue.

We currently produce products incorporating our LabMAP technology in limited quantities. If we successfully develop and introduce these products to the marketplace, we may not be able to produce sufficient quantities at an acceptable cost. In addition, we may encounter difficulties in production due to, among other things, quality control and assurance and component supply. These difficulties could result in reduced sales of our products, increased repair or re-engineering costs due to product returns and defects as well as increased expenses due to switching to alternative suppliers, all of which could damage our industry reputation and hurt our profitability.

Because we have limited sources of production and suppliers, our ability to produce and supply our products could be impaired.

We have limited experience producing products for commercial purposes. We presently outsource most of the assembly of our products to contract assemblers. In addition, certain key components of our product line are currently purchased from a limited number of outside sources and may only be available through a few sources. We do not have agreements with any of our suppliers or certain of our contract assemblers.

Our reliance on our suppliers and contract assembler exposes us to risks including:

 .the possibility that one or more of our suppliers or assemblers could terminate their services at any time without penalty;

 .the potential inability of our suppliers to obtain required components;

 .the potential delays and expenses of seeking alternative sources of supply or manufacturing services; and

 .reduced control over pricing, quality and timely delivery due to the difficulties in switching to alternative suppliers or assemblers.

Consequently, in the event that components from our suppliers or work performed by our assembler are delayed or interrupted for any reason, our ability to produce and supply our products could be impaired.

We have limited experience in selling and marketing our products and may not be able to develop a direct sales and marketing force that can meet our customers' needs.

We intend to sell a portion of our products through our own sales force. We have limited experience in direct marketing, sales and distribution. Our future profitability will depend in part on our ability to

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

further develop a direct sales and marketing force to sell our products to our customers. Our products are technical in nature. As a result, we believe it is necessary to develop a direct sales force that includes people with scientific backgrounds and expertise. Competition for such employees is intense. We may not be able to attract and retain qualified salespeople or be able to build an efficient and effective sales and marketing force. Failure to attract or retain qualified salespeople or to build an efficient and effective sales and marketing force could negatively impact sales of our products, thus reducing our revenues and profitability.

If we cannot provide quality customer service, we could lose customers and our operating results could suffer.

Our inability to attract, train or retain the number of highly qualified customer support and technical services personnel that our business needs may cause our business and prospects to suffer. We are currently expanding these areas and will need to increase our staff further to support expected new customers as well as the expanding needs of existing customers. The introduction of our products to new customers, the integration of our technology into our customers' existing systems and the ongoing customer support can be complex. Accordingly, we need highly trained customer support and technical personnel. Hiring customer support and technical personnel is very competitive in our industry due to the limited number of people available with the necessary technical skills and understanding of our systems and services.

Our business plan contemplates a period of rapid and substantial growth that will place a strain on our administrative and operational infrastructure.

We increased the number of our employees from 47 at December 31, 1998 to 87 at February 29, 2000. Our product revenue increased from $386,000 in 1998 to $2.6 million in 1999. Our ability to manage effectively our operations and growth requires us to continue to improve our operational, financial and management controls, reporting systems and procedures. We may not successfully implement improvements to our management information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

Our research and development efforts may not produce commercially viable products.

We intend to devote significant personnel and financial resources to research and development activities designed to advance the capabilities of our LabMAP technology. Some of these research and development activities will be conducted by others. We may never realize any benefits from such research and development activities.

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------


RISKS RELATED TO OPERATING IN OUR INDUSTRY

The life sciences industry is highly competitive and subject to rapid technological change, and we may not have the resources necessary to successfully compete.

We compete with companies in the United States and abroad that are engaged in the development and production of similar products. We anticipate competition primarily from the following two sectors:

 .companies marketing conventional testing products based on established technologies; and

 .companies developing their own advanced testing technologies.

Many of our competitors have access to greater financial, technical, research, marketing, sales, distribution, service and other resources than we do. We face, and will continue to face, intense competition from organizations serving the life sciences industry that are pursuing competing technologies. These organizations may develop technologies that are superior alternatives to our technologies. Further, our competitors may be more effective at implementing their technologies to develop commercial products.

The life sciences industry is characterized by rapid and continuous technological innovation. We may need to develop new applications for our products to remain competitive. Our present or future products could be rendered obsolete or uneconomical by technological advances by one or more of our current or future competitors. In addition, the introduction or announcement of new products by us or by others could result in a delay of or decrease in sales of existing products, as customers evaluate these new products. Our future success will depend on our ability to compete effectively against current technology as well as to respond effectively to technological advances.

Our success will depend on our ability to retain principal members of our management and scientific staff.

We depend on the principal members of our management and scientific staff. The loss of services of any of these persons could delay or reduce our product development and commercialization efforts. In addition, recruiting and retaining qualified scientific personnel to perform future research and development work will be critical to our success. There is a shortage in our industry of qualified management and scientific personnel, and competition for these individuals is intense. There can be no assurance that we will be able to attract additional and retain existing personnel.

The intellectual property rights we rely upon to protect the technology underlying our products may not be adequate, which could enable third parties to use our technology or very similar technology and could reduce our ability to compete in the market.

Our success will depend on our ability to obtain, protect and enforce patents on our technology and to protect our trade secrets. Any patents we own may not afford meaningful protection for our technology and products. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or rendered unenforceable. In addition, our current and future patent applications may not result in the issuance of patents in the United States or foreign countries. Competitors may develop products similar to ours which are not covered by our patents. Further, there is a substantial backlog of patent applications at the US Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

We have obtained a patent in the United States and have pending applications in certain foreign jurisdictions, except Japan, for our method of "real time" detection and quantification of multiple

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

analytes from a single sample. We have filed a lawsuit alleging that as a result of our prior patent counsel's negligence the corresponding patent application in Japan was not obtained. We are seeking damages caused by this negligence. We intend, however, to pursue patent protection in Japan for other aspects of our technology. As a result, we may not be able to prevent competitors from developing and marketing technologies similar to our LabMAP technology in Japan.

We require our employees, consultants and advisors to execute confidentiality agreements. However, we cannot guarantee that these agreements will provide us with adequate protection against improper use or disclosure of confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets. Our failure to protect our proprietary information and techniques may inhibit or limit our ability to exclude certain competitors from the market.

We may be involved in lawsuits to protect or enforce our intellectual property rights, which may be expensive. If we lose, we may lose the benefit of some of our intellectual property rights, the loss of which may inhibit or remove our ability to exclude certain competitors from the market.

In order to protect or enforce our patent rights, we may have to initiate legal proceedings against third parties, such as infringement suits or interference proceedings. These legal proceedings could be expensive, take significant time and divert management's attention from other business concerns. We may also provoke these third parties to assert claims against us. The patent position of companies like ours generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the US Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under patents like those we own.

Our success will depend partly on our ability to operate without infringing on or misappropriating the proprietary rights of others.

We may be sued for infringing on the intellectual property rights of others. In addition, we may find it necessary, if threatened, to initiate a lawsuit seeking a declaration from a court that we do not infringe the proprietary rights of others or that these rights are invalid or unenforceable. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could affect our profitability. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be nonexclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to sell some of our products, which could have a material adverse affect on our business, financial condition and results of operations.

We are aware of a European patent granted to Dr. Ioannis Tripatzis, which covers certain testing agents and certain methods of their use. Dr. Tripatzis has publicly stated his belief that his patent covers aspects of our technology. This patent expires in 2004. We cannot assure you that a dispute with Dr. Tripatzis will not arise or that any dispute with him will be resolved in our favor.

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------


If we fail to comply with the extensive governmental regulations that affect our business, we could be subject to enforcement actions, injunctions and civil and criminal penalties that could delay or prevent marketing of our products.

The production, labeling, distribution and marketing of our products for some purposes and products based on our technology expected to be produced by our strategic partners are subject to governmental regulation by the United States Food and Drug Administration in the United States and by similar agencies in other countries. Depending on their intended applications, some of our products and products based on our technology expected to be produced by our strategic partners are subject to approval or clearance by the FDA prior to marketing for commercial use. Products using our technology for clinical diagnostic purposes will require such approval or clearance. No such approvals or clearances have yet been obtained. The process of obtaining necessary FDA clearances or approvals can be time-consuming, expensive and uncertain. Further, clearance or approval may place substantial restrictions on the indications for which the product may be marketed or to whom it may be marketed. In addition, we are also required to comply with FDA requirements relating to laser safety.

Approved or cleared products are subject to continuing FDA requirements relating to quality control and quality assurance, maintenance of records and documentation and labeling and promotion of medical devices. Our inability, or the inability of our strategic partners, to obtain required regulatory approval or clearance on a timely or acceptable basis could harm our business. In addition, failure to comply with applicable regulatory requirements could subject us or our strategic partners to enforcement action, including product seizures, recalls, withdrawal of clearances or approvals, restrictions on or injunctions against marketing our products or products based on our technology, and civil and criminal penalties.

Medical device laws and regulations are also in effect in many countries outside the United States. These range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications. The number and scope of these requirements are increasing. Failure to comply with applicable federal, state and foreign medical device laws and regulations may harm our business, financial condition and results of operations.

We are also subject to a variety of other laws and regulations relating to, among other things, environmental protection and work place safety. See "Business -- Government regulation."

If we become subject to product liability claims, we may be required to pay damages that exceed our insurance coverage.

Our business exposes us to potential product liability claims that are inherent in the testing, production, marketing and sale of human diagnostic and therapeutic products. While we believe that we are reasonably insured against these risks, there can be no assurance that we will be able to obtain insurance in amounts or scope sufficient to provide us with adequate coverage against all potential liabilities. A product liability claim in excess of our insurance coverage or a recall of one of our products would have to be paid out of our cash reserves.

Some of our programs are partially supported by government grants, which may be reduced, withdrawn or delayed.

We have received and may continue to receive funds under United States government research and technology development programs. Funding by the government may be significantly reduced in the future for a number of reasons. For example, some programs are subject to a yearly appropriations

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                                                                              13

Risk factors

--------------------------------------------------------------------------------

process in Congress. Additionally, we may not receive funds under existing or future grants because of budgeting constraints of the agency administering the program. We cannot assure you that we will receive significant funding under government grants.

A portion of our sales have been to universities, government research laboratories, private foundations and other institutions, where funding is dependent on grants from government agencies such as the National Institutes of Health. The funding associated with approved NIH grants for instrumentation generally becomes available at particular times of the year, as determined by the government. Although research funding has increased during the past several years, grants have, in the past, been frozen for extended periods or have otherwise become unavailable to various institutions, sometimes without advance notice. Furthermore, increasing political pressures in the United States to reduce or eliminate budgetary deficits may result in reduced allocations to the NIH and the other government agencies that fund research and development activities. If government funding, especially NIH grants, necessary to purchase our products were to become unavailable to researchers for any extended period of time or if overall research funding were to decrease, our sales could decline.

Because we receive revenues principally from life science companies, the capital spending policies of these entities have a significant effect on the demand for our products.

Our customers include pharmaceutical, biotechnology, chemical and industrial companies, and the capital spending policies of these companies can have a significant effect on the demand for our products. These policies are based on a wide variety of factors, including the resources available for purchasing research equipment, the spending priorities among various types of research equipment and the policies regarding capital expenditures during recessionary periods. Any decrease in capital spending by life sciences companies could cause our revenues to decline and impact our profitability.

If third-party payors increasingly restrict payments for health care expenses, we may experience reduced sales which would hurt our business and our business prospects.

Third-party payors, such as government entities, health maintenance organizations and private insurers, are restricting payments for health care. These restrictions may decrease demand for our products and the price we can charge. Increasingly, Medicaid and other third-party payors are challenging the prices charged for medical services, including clinical diagnostic tests. They are also attempting to contain costs by limiting coverage and the reimbursement level of tests and other health care products. Without adequate coverage and reimbursement, consumer demand for tests will decrease. Decreased demand could cause sales of our products, and sales and services by our strategic partners, to fall. In addition, decreased demand could place pressure on us or our strategic partners to lower prices on these products or services, resulting in lower margins. Reduced sales or margins by us or our strategic partners would hurt our business, profitability and business prospects.

RISKS RELATED TO THIS OFFERING

Our products have lengthy sales cycles, which could cause our operating results to fluctuate significantly from quarter to quarter.

The sale of bioassay testing devices typically involves a significant technical evaluation and commitment of capital by customers. Accordingly, the sales cycle associated with our products is expected to be lengthy and subject to a number of significant risks, including customers' budgetary constraints and

--------------------------------------------------------------------------------

Risk factors

--------------------------------------------------------------------------------

internal acceptance reviews that are beyond our control. Due to this lengthy and unpredictable sales cycle, our operating results could fluctuate significantly from quarter to quarter. We expect to continue to experience significant fluctuations as a result of a variety of factors, many of which are outside of our control. The following factors could affect our operating results:

 .market acceptance of our products;

 .the timing and willingness of strategic partners to commercialize our products which would result in royalties;

 .expiration of contracts with strategic partners or government research grants, which may not be renewed or replaced; and

 .general and industry specific economic conditions, which may affect our collaborative partners' research and development expenditures.

A large portion of our expenses, including expenses for facilities, equipment and personnel, are relatively fixed. Accordingly, if revenues decline or do not grow as anticipated, we might not be able to correspondingly reduce our operating expenses. In addition, we plan to significantly increase operating expenses in 2000. Failure to achieve anticipated levels of revenues could therefore significantly harm our operating results for a particular fiscal period.

Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price would probably decline.

Our stock price could be volatile, and your investment could suffer a decline in value.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

 .actual or anticipated variations in quarterly operating results;

 .announcements of technological innovations by us or our competitors;

 .new products or services introduced or announced by us or our competitors;

 .changes in financial estimates by securities analysts;

 .conditions or trends in the biotechnology and pharmaceutical industries;

 .announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

 .additions or departures of key personnel; and

 .sales of our common stock.

In addition, the stock market in general, and the Nasdaq National Market and the market for technology companies in particular, has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further,

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                                                                              15

Risk factors

--------------------------------------------------------------------------------

there has been particular volatility in the market prices of securities of life sciences companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management's attention and resources.

There may not be an active, liquid trading market for our common stock.

Prior to this offering, there has been no public market for our common stock. We cannot assure you that an active trading market for our common stock will develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our stock is not active. The initial public offering price will be determined by negotiations between us and representatives of the underwriters based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market. See "Underwriting" for more information regarding our arrangement with the underwriters and the factors considered in setting the initial public offering price.

Our principal stockholders, directors and executive officers will own approximately 55.0% of our common stock, which may prevent new investors from influencing corporate decisions.

After this offering, our stockholders who currently own over 5% of our common stock, our directors and executive officers will beneficially own approximately 55.0% of our outstanding common stock or 53.7% if the underwriters exercise their over-allotment option in full. These stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in control of the company even if beneficial to our stockholders. See "Principal stockholders" for additional information on the concentration of ownership of our common stock.

Future sales of our common stock may depress our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of common stock. There will be 26,676,070 shares of common stock outstanding immediately after this offering, or 27,351,070 shares if the underwriters exercise their over-allotment option in full, based on the number of shares outstanding at March 21, 2000. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as defined in Rule 144 of the Securities Act. The remaining 22,176,070 shares of common stock outstanding will be "restricted securities" as defined in Rule
144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

Approximately 180 days after this offering, we intend to register approximately 4,231,134 shares of common stock which are reserved for issuance upon exercise of options granted under our stock option plan. Once we register these shares, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates. See "Shares eligible for future sale."

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16

Risk factors

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You will experience immediate and substantial dilution.

The initial public offering price of our common stock is expected to be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution of approximately $14.75 in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock (based upon an assumed initial public offering price of $18.00 per share). If the holders of outstanding options or warrants exercise those options or warrants at prices below the initial public offering price, you will incur further dilution.

If we need but are unable to obtain additional funding to support our operations, we would have to reduce or cease operations or attempt to sell all or a part of our operations.

We anticipate that our existing cash and cash equivalents, together with the net proceeds of this offering, will be sufficient to fund our currently planned operations through at least December 31, 2001. However, this expectation is based on our current operating plan, which could change as a result of many factors, and we could require additional funding sooner than anticipated. Our requirements for additional capital may be substantial and will depend on many factors, some of which are beyond our control, including:

 .payments received or made under possible future strategic partner agreements;

 .market acceptance of our products;

 .continued progress of our research and development of our products;

 .the cost of protection of patent and other intellectual property rights; or

 .further development of production, marketing and sales capabilities.

We have no credit facility or other committed sources of capital. To the extent capital resources are insufficient to meet future capital requirements, we will have to raise additional funds to continue the development of our technologies. There can be no assurance that funds will be available on favorable terms if at all. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of those securities could result in dilution to our stockholders. Moreover, incurring debt financing could result in a substantial portion of our operating cash flow being dedicated to the payment of principal and interest on such indebtedness, could render us more vulnerable to competitive pressures and economic downturns and could impose restrictions on our operations. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through entering into collaboration agreements on unattractive terms.

Because it is unlikely that we will ever pay dividends, you will only be able to benefit from holding our stock if the stock price appreciates.

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.

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                                                                              17

Risk factors

--------------------------------------------------------------------------------


Anti-takeover provisions in our charter and bylaws and Delaware law could make a third-party acquisition of us difficult.

Our certificate of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. We are also subject to certain provisions of Delaware law that could delay, deter or prevent a change in control of us. See "Description of securities -- Anti-takeover effects of provisions of the certificate of incorporation, bylaws and Delaware law."

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18

--------------------------------------------------------------------------------

Forward-looking information

Some of the statements under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Some of these factors are listed under "Risk factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

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                                                                              19

--------------------------------------------------------------------------------

Use of proceeds

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $74.6 million at an assumed initial public offering price of $18.00 per share after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $85.9 million.

We currently intend to use the net proceeds to fund our operations, including continued development and manufacturing of existing products as well as research and development of additional products. In addition, we also intend to use a portion of the net proceeds to hire additional personnel and expand our facilities to be able to meet the growing needs of our business. Although we have no current plans, agreements or commitments with respect to any acquisition, we may, if the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in products, technologies or companies. We intend to use the balance of the net proceeds for general corporate purposes, including working capital. Our management may spend the proceeds from this offering in ways which the stockholders may not deem desirable.

The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business.

Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board of directors may deem relevant.

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20

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our capitalization as of December 31, 1999:

 .on an actual basis;

 .on a pro forma basis to give effect to the conversion of 841,359 shares of our preferred stock outstanding as of the date this prospectus into 8,768,592 shares of common stock upon the closing of this offering; and

 .on a pro forma as adjusted basis to give effect to the conversion of our preferred stock into common stock and the receipt of the estimated net proceeds from the sale of 4,500,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $18.00 per share.

                                                              Pro    Pro Forma
                                                  Actual    Forma  as adjusted
-------------------------------------------------------------------------------
                                                 (in thousands, except share
                                                          amounts)
Preferred stock, par value $0.001;
 Authorized shares -- none actual, 5,000,000 pro
    forma and pro forma as adjusted
 Issued and outstanding shares -- none actual,
    pro forma and pro forma as adjusted.........    $ --     $ --         $ --
Convertible preferred stock, par value $2.00;
 Authorized shares -- 5,000,000 actual, pro
    forma and pro forma as adjusted
 Issued and outstanding shares -- 841,359
    actual, none pro forma and pro forma as
    adjusted....................................  28,946       --           --
Common stock, par value $0.001;
 Authorized shares -- 50,000,000 actual,
    200,000,000 pro forma and pro forma as
    adjusted
 Issued and outstanding shares -- 13,167,754
    actual, 21,936,346 pro forma and 26,436,346
    pro forma as adjusted.......................      13       22           26
Warrants to purchase 535,500 shares of common
   stock........................................     180      180          180
Additional paid-in capital......................   5,511   34,448      109,074
Deferred stock compensation.....................    (467)    (467)        (467)
Accumulated deficit............................. (22,988) (22,988)     (22,988)
                                                 -------  -------      -------
 Total stockholders' equity.....................  11,195   11,195       85,825
                                                 -------  -------      -------
 Total capitalization........................... $11,195  $11,195      $85,825
                                                 =======  =======      =======

The table above does not include:

 .3,437,359 and 4,231,134 shares of common stock issuable upon exercise of options outstanding at a weighted average price of $3.06 and $6.25 per share at December 31, 1999 and March 21, 2000, respectively; and

 .2,587,500 additional shares of common stock available for future grant under our 2000 Long-Term Incentive Plan at March 21, 2000.

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                                                                              21

--------------------------------------------------------------------------------

Dilution

Our historical net tangible book value as of December 31, 1999 was approximately $11.2 million, or $0.85 per share, based on the number of common shares outstanding as of December 31, 1999. Historical net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 31, 1999.

Our pro forma net tangible book value as of December 31, 1999 was approximately $11.2 million, or $0.51 per share, based on the pro forma number of shares outstanding as of December 31, 1999 of 21,936,346, calculated after giving effect to the automatic conversion of 841,359 shares of our preferred stock outstanding as of December 31, 1999 into 8,768,592 shares of our common stock.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards, after giving effect to the sale of 4,500,000 shares in this offering. This represents an immediate increase in pro forma net tangible book value of $2.74 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $14.75 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share..................        $18.00
 Historical net tangible book value per share as of December 31,
    1999......................................................... $0.85
 Decrease attributable to conversion of preferred stock.......... (0.34)
                                                                  -----
 Pro forma net tangible book value per share as of December 31,
    1999.........................................................  0.51
 Increase attributable to the offering...........................  2.74
                                                                  -----
Net tangible book value per share after the offering.............          3.25
                                                                         ------
Dilution per share to new investors..............................        $14.75
                                                                         ======

The following table summarizes, on a pro forma basis as of December 31, 1999, after giving effect to this offering, the total number of shares of common stock purchased from us and the total consideration and the average price per share paid by existing stockholders and by new investors:

                          Shares purchased   Total consideration   Average price
                             Number Percent        Amount Percent      per share
--------------------------------------------------------------------------------
Existing stockholders..  21,936,346     83%  $ 30,562,740     27%         $ 1.39
New investors..........   4,500,000     17%    81,000,000     73%         $18.00
                         ----------     ---  ------------     ---
Total..................  26,436,346     100% $111,562,740     100%
                         ==========     ===  ============     ===

The tables and calculations above assume no exercise of the outstanding options or warrants described below:

 .3,437,359 and 4,231,134 shares issuable upon the exercise of options outstanding at a weighted average exercise price of $3.06 and $6.25 per share at December 31, 1999 and March 21, 2000, respectively;

 .535,500 shares issuable upon the exercise of warrants outstanding at a weighted average exercise price of $1.96 per share at December 31, 1999 and March 21, 2000; and

--------------------------------------------------------------------------------

Dilution

--------------------------------------------------------------------------------

 .2,587,500 additional shares available for future grant under our 2000 Long-Term Incentive Plan at March 21, 2000.

To the extent that these options or warrants are exercised, there will be further dilution to new investors. See "Management -- Employee benefit plans" for further information regarding our stock option plan and stock purchase plan.

If the underwriters exercise their over-allotment option in full, the following will occur:

 .the percentage of shares of our common stock held by existing stockholders will decrease to approximately 81% of the total number of shares of our common stock outstanding after this offering;

 .the number of shares of our common stock held by new public investors will increase to 5,175,000, or approximately 19% of the total number of shares of our common stock outstanding after this offering; and

 .our pro forma net tangible book value will increase to $3.58 per share to existing stockholders and our pro forma net tangible book value will be diluted by $14.42 per share to new investors.

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                                                                              23

--------------------------------------------------------------------------------

Selected financial data

The following selected financial data should be read in conjunction with the financial statements and the notes to such statements and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from our financial statements which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the period from May 24, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from audited financial statements not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

The pro forma net loss per share and shares used in computing pro forma net loss per share are calculated as if all of our convertible preferred stock was converted into shares of our common stock on the date of their issuance.

                              PERIOD FROM
                             MAY 24, 1995
                           (INCEPTION) TO
                             DECEMBER 31,      YEAR ENDED DECEMBER 31,
                                     1995     1996     1997     1998      1999
STATEMENT OF OPERATIONS
DATA                            (In thousands, except per share data)
-------------------------------------------------------------------------------
Revenue:
 Product ................             $--      $--      $99     $386    $2,606
 Grant ..................              --       --       --       --       506
                                   ------  -------  -------  -------  --------
  Total revenue..........              --       --       99      386     3,112
Costs of product
   revenue...............              --       --       10       88     1,172
                                   ------  -------  -------  -------  --------
Gross margin.............              --       --       89      298     1,940
Operating expenses:
 Research and
    development..........              58    1,036    1,594    3,611     6,188
 Selling, general and
    administrative.......             216      731    1,426    2,566     5,238
                                   ------  -------  -------  -------  --------
  Total operating
     expenses............             274    1,767    3,020    6,177    11,426
                                   ------  -------  -------  -------  --------
Loss from operations.....            (274)  (1,767)  (2,931)  (5,879)   (9,486)
Interest income..........               4        7      178      283       284
                                   ------  -------  -------  -------  --------
Net loss.................            (270)  (1,760)  (2,753)  (5,596)   (9,202)
Accretion of discount on
   convertible preferred
   stock.................             --       --       --       --     (3,406)
                                   ------  -------  -------  -------  --------
Net loss applicable to
   common stockholders...          $ (270) $(1,760) $(2,753) $(5,596) $(12,608)
                                   ======  =======  =======  =======  ========
Net loss per share, basic
   and diluted...........          $(0.06)  $(0.16)  $(0.21)  $(0.43)   $(0.96)
                                   ======  =======  =======  =======  ========
Shares used in computing
   net loss per share,
   basic and diluted.....           4,531   10,826   12,842   13,086    13,151
Pro forma net loss per
   share, basic and
   diluted...............                                               $(0.45)
                                                                      ========
Shares used in computing
   pro forma net loss per
   share, basic and
   diluted...............                                               20,529

--------------------------------------------------------------------------------

Selected financial data

--------------------------------------------------------------------------------


                                                     As of December 31,
                                              1995  1996    1997   1998    1999
Balance sheet data                                     (In thousands)
-------------------------------------------------------------------------------
Cash and cash equivalents.................... $229   $14  $2,821 $8,537  $4,083
Working capital (deficit)....................  138  (249)  2,761  8,391  10,426
Total assets.................................  286   154   3,119  9,590  12,566
Total stockholders' equity (deficit).........  196  (110)  2,964  9,190  11,195

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Since our inception, we have incurred significant losses and, as of December 31, 1999, we had an accumulated deficit of $22.9 million. We anticipate incurring additional losses, which may increase, for the foreseeable future. Prior to 1999, we were considered a development stage company.

We commenced marketing our first generation system, the Luminex R/O system, in 1997 and our second generation technology, the LabMAP system, in 1999. Revenue on sales of our products is recognized when persuasive evidence of an agreement exists, delivery has occurred, the fee is fixed and determinable and collectibility is probable. We expect that each system will generate a recurring revenue stream from the sale of consumable products. In accordance with the terms of the grant, grant revenue is recorded as the research expenses relating to the grant are incurred, provided that the amounts received are not refundable if the research is not successful. In addition, we may generate royalty revenue from some of our strategic partners as they sell products incorporating our technology or provide services to third parties using our technology.

Our expenses have consisted primarily of costs incurred in research and development, manufacturing scale-up and business development and from general and administrative costs associated with our operations. We expect our research and development expenses to increase in the future as we continue to develop our products. Also, our selling and marketing expenses will increase as we commercialize our products, and general and administrative expenses will increase as we expand our facilities and assume the obligations of a public reporting company.

We have a limited history of operations. We anticipate that our quarterly results of operations will fluctuate for the foreseeable future due to several factors, including market evaluation and acceptance of current or new products, which may result in a lengthy sales cycle, patent conflicts, the introduction of new products by our competitors, the timing and extent of our research and development efforts, and the timing of significant orders. Our limited operating history makes accurate predictions of future operations difficult or impossible.

Deferred stock compensation represents the difference between the deemed fair value of our common stock and the exercise price of options at the date of grant. We are amortizing these amounts ratably over the vesting periods. As a result of stock options granted in 1999, we recorded $1.7 million in deferred stock compensation of which $467,000 remained unamortized as of December 31, 1999. As a result of stock options granted in 2000, we anticipate recording an additional $2.1 million in deferred stock compensation. The remaining deferred stock compensation as of December 31, 1999 and the additional deferred stock compensation recorded in 2000 will be amortized over the respective vesting terms of the underlying options resulting in anticipated amortization of approximately $1.3 million in 2000, $556,000 in 2001, $532,000 in 2002, and
$135,000 in 2003. The deferred stock compensation expense incurred as a result of stock option grants to consultants is an estimate based on the fair market value of our common stock. Because the actual expense is calculated based on the fair market value on the vesting date, we may incur additional deferred stock compensation expense if the price of our common stock on the vesting date exceeds the fair market value amount used in estimating the expense.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operation

--------------------------------------------------------------------------------


RESULTS OF OPERATIONS

Years ended December 31, 1999 and 1998

Revenue
Revenue increased to $3.1 million in 1999 from $386,000 in 1998. The increase was primarily attributable to the sale of Luminex 100 systems, which were introduced in the first quarter of 1999, and Luminex XY Platforms, which were introduced in the fourth quarter of 1999. Revenue from the sale of microspheres increased $314,000 in conjunction with sales of the Luminex 100 and the development of additional applications. Offsetting this increase was a decrease in sales of the Luminex R/O system of $221,000 in 1999, which is consistent with the phase-out of the Luminex R/O system and the introduction of the higher-priced Luminex 100.

Also included in 1999 revenue was $506,000 associated with a government grant that commenced on January 1, 1999. The grant was suspended as of September 30, 1999 when our joint venture partner withdrew due to a change in its business strategy. We are in the process of evaluating the work plan and budget and may resume the project with a new partner. We had no grant revenue in 1998.

Cost of product revenue
Cost of product revenue increased to $1.2 million in 1999 from $88,000 in 1998. The increase was primarily attributable to the increase in the number of units of the Luminex 100 sold in 1999 and the higher per unit cost of the Luminex 100, relative to the Luminex R/O system.

Research and development expenses

Research and development expenses increased to $6.2 million in 1999 from $3.6 million in 1998. These expenses include salaries and related costs of research and development personnel as well as the costs of consultants, parts and supplies associated with research and development projects. The increase was primarily attributable to an increase of $789,000 million in salaries and related personnel costs from the addition of employees during the year as well as additional costs to complete the development of the Luminex 100 system. Also, included in 1999 were costs of $607,000 associated with a government grant. The increase was also due to amortization of deferred stock compensation of approximately $447,000 in 1999. The increase in amortization of deferred stock compensation was primarily attributable to the issuance of stock options to our consultants.

Selling, general and administrative expenses

Selling, general and administrative expenses increased to $5.2 million in 1999 from $2.6 million in 1998. These expenses consist primarily of salaries and related costs for executive, sales and marketing, finance and other administrative personnel, the costs of facilities, insurance, trade shows and legal support as well as the amortization of deferred stock and stock compensation. The increase was attributable to consulting and professional fees primarily related to the filing of patent applications that were $244,000 higher than in 1998, a $662,000 increase in salary costs, a $262,000 increase in facilities costs due to the leasing of additional manufacturing space early in 1999 and amortization of deferred stock and stock compensation expense of approximately $817,000. Deferred stock compensation represents the difference between the deemed fair value of our common stock and the exercise price of options at the date of grant. These amounts are being amortized ratably over the vesting periods. The increase in amortization of deferred stock and stock compensation expense was primarily attributable to the issuance of stock options to our consultants.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operation

--------------------------------------------------------------------------------


Interest income
Interest income remained relatively unchanged between 1998 and 1999.

Income taxes
As of December 31, 1999, we had federal net operating loss carryforwards of $17.1 million. As of December 31, 1999, we have recorded a full valuation allowance for our existing net deferred tax assets due to uncertainties regarding their realization. We also have federal research tax credit carryforwards of $572,000. The federal net operating loss and credit carryforwards begin to expire in 2010, if not utilized. Utilization of the federal net operating losses and credit carryforwards will be limited by the change of ownership provisions contained in Section 382 of the Internal Revenue Code. The annual limitation will result in the expiration of no more than $750,000 of net operating losses before utilization.

Years ended December 31, 1998 and 1997

Revenue
Revenue increased to $386,000 in 1998 from $99,000 in 1997. The increase was primarily attributable to higher unit sales of Luminex R/O systems in 1998 compared with 1997.

Cost of product revenue
Cost of product revenue increased to $88,000 in 1998 from $10,000 in 1997. The increase was primarily attributable to increased unit sales of Luminex R/O systems in 1998 compared to 1997.

Research and development expenses
Research and development expenses increased to $3.6 million in 1998 from $1.6 million in 1997. The increase was primarily attributable to higher staffing levels, consulting and professional fees and usage of parts and supplies for development purposes.

Selling, general and administrative expenses
Selling, general and administrative expenses increased to $2.6 million in 1998 from $1.4 million in 1997 primarily attributable to an increase in facilities costs, consulting and professional fees and depreciation and amortization.

Interest income
Interest income increased to $283,000 in 1998 from $178,000 in 1997. The increase was attributable to the higher average cash and cash equivalent balances resulting from the $11.3 million net proceeds from the sale of our Series C preferred stock, in mid 1998.

LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations principally with $30.6 million of private equity financings, $28.9 million of which came from a series of five preferred stock offerings over the period 1996 through 1999 as follows:

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

--------------------------------------------------------------------------------


PREFERRED STOCK TRANSACTIONS

                                                                  NO. OF
                                                            YEAR  SHARES AMOUNT
                                                            (dollar amounts in
ISSUE                                                            millions)
-------------------------------------------------------------------------------
Preferred Stock, Series A.................................. 1996 457,250   $0.9
Preferred Stock, Series B.................................. 1997 150,000    6.0
Preferred Stock, Series C.................................. 1998 151,571   12.1
Preferred Stock, Series D.................................. 1999  57,538    6.9
Preferred Stock, Series E.................................. 1999  25,000    3.0
                                                                          -----
                                                                          $28.9
                                                                          =====

Each share of Series A Preferred Stock is convertible into 2.04 shares of our common stock. Each share of our Series B, C, D and E Preferred Stock is convertible into 20.4 shares of our common stock.

At December 31, 1999, cash, cash equivalents and short-term investments totaled $9.0 million compared to $8.5 million and $2.8 million at December 31, 1998 and 1997, respectively. Our cash reserves are held in a variety of short term, interest-bearing instruments including high-grade corporate bonds, commercial paper, US government backed securities and money market accounts.

Cash used in operations was $8.4 million for the year ended December 31, 1999 compared with $5.1 million and $2.9 million for the years ended December 31, 1998 and 1997, respectively. The net loss for 1999 of $9.2 million was partially offset by non-cash charges for depreciation, amortization and stock compensation of $1.7 million and an increase in deferred revenue of $646,000. Other factors contributing to the increase in operating cash used were an increase in accounts receivable of $1.2 million and inventory increases of $616,000.

Our purchases of property and equipment increased to $1.1 million in 1999, from $399,000 in 1998. The increase was related to machinery, equipment and computer equipment purchased to meet our operating equipment requirements, to provide computer equipment for our new employees and to upgrade our network to accommodate the increased rate of activity.

We expect to have negative cash flow from operations through at least 2000. We expect to incur increasing research and development expenses, including expenses related to additions to personnel and production and commercialization efforts. Our future capital requirements will depend on a number of factors, including our success in developing markets for our products, payments received or made under possible future strategic agreements, the availability of government research grants, continued progress of our research and development of potential products, the timing and outcome of regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims and other intellectual property rights, the need to acquire licenses to new technology, the status of competitive products and the availability of other financing. We believe our existing cash, cash equivalents and short-term investments, together with the net proceeds of this offering, will be sufficient to fund our operating expenses and capital equipment requirements through at least December 31, 2001.


--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operation

--------------------------------------------------------------------------------

We have no credit facility or other committed sources of capital. To the extent our capital resources are insufficient to meet future capital requirements, we will need to raise additional capital or incur indebtedness to fund our operations. There can be no assurance that additional debt or equity financing will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our research and development programs, reduce our commercialization efforts or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain technologies or products that we might otherwise seek to develop or commercialize.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our interest income is sensitive to changes in the general level of US interest rates, particularly since the majority of our investments are in short-term instruments. Due to the nature of our short-term investments, we have concluded that there is no material market risk exposure.

Inflation

We do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented.

Recent accounting pronouncements

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income. We do not expect that the adoption of SFAS No. 133 will have a material impact on our financial statements because we do not currently hold any derivative instruments.

On March 31, 1999, the FASB issued an exposure draft entitled "Accounting for Certain Transactions Involving Stock Compensation," which is a proposed interpretation of APB Opinion No. 25 which has an effective date for certain transactions of December 15, 1998. However, the exposure draft has not been finalized. Once finalized and issued, the current accounting practices for transactions involving stock compensation may need to change and such changes could effect our future earnings.

In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The application of SAB No. 101 did not have a material impact on our financial statements.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Business

OVERVIEW
Luminex Corporation has developed, manufactures and markets a proprietary technology that simplifies biological testing for the life sciences industry. This industry depends on a broad range of tests, called bioassays, to discover new drugs, identify new genes or simply monitor blood cholesterol levels. The LabMAP system simultaneously performs up to 100 bioassays on a single drop of fluid. We accomplish this with the Luminex 100, a compact instrument that reads biological tests taking place on the surface of microscopic plastic beads called microspheres. The Luminex 100 combines this miniaturized bioassay capability with small lasers, digital signal processors and proprietary software to create a system offering significant advantages in speed, precision, flexibility and cost. We believe our LabMAP technology is broadly applicable in the fields of drug discovery, clinical diagnostics, genetic analysis and biomedical research.

We began marketing the current generation of LabMAP in 1999. As of February 29, 2000, 63 life sciences customers have purchased 114 LabMAP systems. Our customers include Abbott Laboratories, Bio-Rad Laboratories, Inc., Centers for Disease Control and Prevention, Eli Lilly and Company, GlaxoWellcome plc, Laboratory Corporation of America, Lawrence Livermore National Laboratories, Life Technologies, Inc., Mayo Clinic, National Institutes of Health and SmithKline Beecham Corporation.

MARKET OPPORTUNITY

Background

The life sciences industry uses bioassays extensively to detect the presence of certain biochemicals, proteins or genes in a sample. Drug discovery, genetic analysis, pharmacogenomics, clinical diagnostics and general biomedical research broadly use bioassays. For example, bioassays can be used to:

 .measure the attraction, or affinity, between a chemical compound and a disease target for drug discovery and development;

 .assist physicians in prescribing the appropriate drug therapy to match the patient's unique genetic makeup, a process known as pharmacogenomics;

 .detect genetic variations, such as single nucleotide polymorphisms or SNPs;
 and

 .measure the presence and quantity of biochemicals in blood to assist physicians in diagnosing, treating and monitoring disease conditions such as heart attack or diabetes.

Laboratories either develop bioassays internally to meet their specific needs or purchase them in the form of an off-the-shelf test kit or customized service. Industry reports estimate the global market for tools the drug discovery and development, clinical diagnostics and biomedical research industries use to develop and perform bioassays to have been approximately $27.5 billion in 1998 and expect it to grow at an annual rate of 7.2%.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


Markets description

Drug discovery and development
The bioassays the pharmaceutical industry employs vary in design and complexity throughout the drug discovery and development process. Simple bioassays screen a pharmaceutical company's library of chemical compounds against disease targets. Confirmatory testing and lead optimization use more complex bioassays. Finally, predictive toxicity bioassays are used to test the safety of the potential drug.

Industry reports estimate the global market for tools to develop and perform bioassays for the drug discovery and development industry to have been approximately $7.2 billion in 1998 and project continued growth at an annual rate of 11%. There are a number of factors driving this growth, including:

 .Increased research and development spending. According to industry reports, pharmaceutical and biotechnology companies spent in excess of $48 billion worldwide in 1998 on drug discovery and development. These reports project spending to increase at an annual rate of 11%. This is the result of increasing pressure to expand the product pipeline, find new applications for existing or failed drugs and shorten the drug discovery process in order to maximize the benefits of the patent protection period. As a result, we believe the number of identified disease targets for drug discovery will rise. According to industry reports, each pharmaceutical and biotechnology company expects to screen, on average, 27 targets in 2001, up from 17 in 1999.

 .A shift in research and development focus from gene sequencing to determining the function of genes and their protein products, known as functional genomics and proteomics. The Human Genomics Project, an international effort to provide the first complete DNA sequence of a human, as well as the activities of such companies as Celera Genomics Group and Incyte Pharmaceuticals, are providing large amounts of information concerning human genes. Pharmaceutical and biotechnology companies now focus a major part of their research and development efforts on identifying the role those genes serve in biological processes and how variations in gene sequences may result in a predisposition for a disease or an adverse reaction to a drug. These activities are referred to as functional genomics. Since proteins serve as the mechanism through which genes control cellular activities, the study of proteins, or proteomics, is expected to intensify. We expect this shift in focus to lead to a dramatic rise in the number of identified disease targets and related bioassays.

Clinical diagnostics
The clinical diagnostics market broadly uses bioassays. These bioassays are commonly referred to as in vitro diagnostics, or IVD, and detect the presence and quantity of certain substances in body fluids, such as whole blood, plasma, serum, urine and saliva, as well as cells and tissues. Applications range from the simple detection of illegal drugs in urine to the screening and diagnosis of genetic diseases, infectious diseases and cancer. A number of different clinical settings, including hospital laboratories, commercial laboratories and physicians' offices/ambulatory care centers perform these applications. There are more than 150,000 hospital, commercial clinical and physician office laboratories registered with the Health Care Financing Administration (HCFA) in the United States.

An industry report estimates the global market for IVD products to have been approximately $18 billion in 1998 and to be growing at an annual rate of 5%. We believe a number of industry trends exist that will drive this growth, including:

 .An increase in disease targets from the success of drug discovery efforts. We believe the rise in research and development spending by pharmaceutical and biotechnology companies will lead to the

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------

 identification of a greater number of disease targets. These targets may be assayed during drug discovery and later developed as IVD products for disease diagnosis and monitoring. For example, the HIV viral load bioassay originally used to evaluate potential drug candidates is now the primary tool for patient monitoring.

 .Evolution of pharmacogenomics. Many studies investigate genetic variation among individuals, including SNPs, and their linkage to disease. A consortium of pharmaceutical companies seeking to correlate the results of an individual's SNP profile with drug response funds these studies. In doing so, pharmaceutical companies are attempting to discover new drugs and revive such potential blockbuster drugs as Rezulin, an extremely powerful anti-diabetic with dangerous side effects in a small fraction of users. Pharmacogenomics allow a physician to tailor a diabetic patient's drug therapy after bioassay of his or her genetic make-up.

 .Consolidation among the clinical diagnostic companies. As a result of industry consolidation, clinical diagnostic companies have been re-engineering the laboratory in order to streamline processes, improve productivity and lower costs. Attempts to integrate the many instruments employed by these laboratories have been part of this process. We believe, however, that clinical laboratories will ultimately prefer a single instrument that can perform the required bioassays.

 .Evolution of disease-specific test panels. Traditionally, health care providers have focused on a single target of a particular disease. Rarely, though, are diseases confined to a single, isolated molecular abnormality. For example, the predictive value of a cholesterol test is increased significantly when the HDL and LDL levels are determined. More recently, physicians have added homocysteine and C-reactive protein levels to the risk profile for heart disease. We believe clinical laboratories will demand a system that can perform all of these tests simultaneously from a single sample in a simple, cost effective format.

Biomedical research
Biomedical research is focused on understanding biological processes at the molecular level. Through an understanding of such processes, scientists can better characterize disease, a critical first step in designing drug therapies. The National Institutes of Health provides over $12 billion annually in funding to more than 50,000 scientists. These scientists work in the laboratories of universities and other not-for-profit research institutions. The pharmaceutical and biotechnology industries also fund significant research.

According to industry reports, the global market for bioassays in biomedical research is estimated to have been approximately $2.3 billion in 1998 and growing at an annual rate of 13%. We believe there are a number of industry trends that will drive this growth, including:

 .Increased research and development spending by pharmaceutical companies. Pharmaceutical companies have a long history of collaborating with academic institutions to study biological processes at the molecular and cellular level. As these collaborations increase and diversify in focus, we believe the number of bioassays performed will rise.

 .Increased demand for SNP studies. Academic and not-for-profit institutions have played a major role in studying SNPs in the population. The SNP consortium, a collaboration of academic, not-for-profit research institutions and pharmaceutical companies, has announced an effort to identify over 300,000 SNPs, some of which may be correlated with disease. As a result, we anticipate that demand for SNP detection bioassays will increase.

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


Current assay development technologies and their limitations

The differing bioassay needs of life sciences laboratories have led to the development of specialized techniques and instrumentation. As a result, most of these laboratories have become highly compartmentalized. For example, clinical testing facilities are organized into functional groups, such as chemistry, microbiology, immunology and infectious diseases. Similarly, pharmaceutical companies organize their laboratories by disease target, such as cancer and hypertension, as well as by the stages of the drug discovery process, from initial bioassay development to toxicology. This has created inefficiencies in laboratories since they must now purchase multiple instruments, often from different vendors, to meet their testing needs. This limits the laboratories' ability to standardize bioassay techniques, operator training and hardware maintenance.

While advances in bioassay technologies have delivered new capabilities, most remain highly specialized and reinforce the problems associated with compartmentalization.

The table below briefly describes the key bioassay technologies in the life sciences industry and what we consider to be their comparative advantages and disadvantages.

Key technologies         Description               Markets served Advantages             Disadvantages
-----------------------------------------------------------------------------------------------------------------
BioChips                 High-density arrays      Biomedical      .Performs multiple     .High equipment cost
                         of DNA fragments         research        tests on   a single    .High cost per test
                         attached to a flat                       platform               .Fixed
                         glass or silicon surface                 .High throughput       configuration/inflexible
                                                                                         .Limited format--can
                                                                                         only   perform genetic
                                                                                         bioassays
-----------------------------------------------------------------------------------------------------------------
Clinical                 Automated test-tube      Clinical        .High throughput       .High equipment cost-
Immuno-analyzers         based platform           diagnostics     .Reproducible          .High cost per test
                                                                  .Performs large        .Requires large sample
                                                                  number of              volume
                                                                    individual tests     .High maintenance costs
                                                                                         .Limited format -- can
                                                                                         only   perform
                                                                                         immunologic   bioassays
-----------------------------------------------------------------------------------------------------------------
Gels and Blots           Physical separation of   Clinical        .Low equipment cost    . Labor intensive
                         analytes for             diagnostics     .Performs multiple     .Low throughput
                         visualization            and biomedical  bioassays              .Cannot perform
                                                  research          simultaneously         enzymatic assays
-----------------------------------------------------------------------------------------------------------------
Microarrays              Low-density arrays       Biomedical      .Performs multiple     . High equipment cost
                         of DNA fragments         research        bioassays              .Low throughput
                         attached to a flat                         simultaneously       .Limited format--can
                         glass or silicon surface                 .Flexible                only perform genetic
                                                                  configuration            bioassays
-----------------------------------------------------------------------------------------------------------------
Microfluidics chips      Miniaturized liquid      Biomedical      .Low sample volume     .High cost per test
                         handling system          research        .Low reagent volume    .Fixed
                         on a chip                                .Performs multiple     configuration/inflexible
                                                                  tests
                                                                    simultaneously
-----------------------------------------------------------------------------------------------------------------
Microtiter based assays  Plastic trays with       Drug discovery, .Ease of use           .Requires large sample
                         discrete wells in which  clinical        .High throughput       volume
                         assays are fixed         diagnostics and .Reproducible          .Fixed configuration
                                                  biomedical      .Broad formats         .High reagent costs
                                                  research                               .Single test per well

--------------------------------------------------------------------------------

Business

--------------------------------------------------------------------------------


THE LUMINEX SOLUTION

Our solution is to provide a single platform, the LabMAP technology, that can perform a wide range of bioassays in a cost-effective manner. Many technologies are available to perform bioassays in the niche markets that comprise the life sciences industry, all of which are accurate, sensitive and reliable. Luminex believes that the LabMAP system meets these requirements and is the only commercially available technology that provides each of the following key features:

Multi-analyte/multi-format
LabMAP technology is designed to simultaneously perform from one to 100 distinct bioassays on a single sample. Unlike existing technologies that are capable of performing only one type of bioassay, LabMAP can perform a broad range of enzymatic, genetic and immunologic tests on a single instrumentation platform. For example, the system could perform 100 immunologic allergy tests using a single blood sample, while the next bioassay tested by the instrument could be a complex genetic SNP panel. Although some DNA microarray technologies can test for thousands of analytes per sample, we believe that one hundred tests per sample will serve a significant portion of the DNA testing market.

Flexibility/scalability
LabMAP technology allows flexibility in customizing test panels. These panels can be modified to include new bioassays simply by adding additional microsphere sets. It is also scalable, meaning that there is no change in the manufacturing process or the required labor, whether producing one million or just 10 microsphere-based tests. The system remains cost-effective for the smallest and largest laboratories.

Throughput
Our technology's current ability to perform up to 100 tests on a single sample permits efficient use for high throughput applications. Throughput can be further enhanced using the Luminex XY Platform, which permits 9,600 unattended tests to be performed in less than an hour. A high throughput version of the Luminex 100 being developed, the Luminex HTS, can be interfaced with automated liquid handling equipment offered by several manufacturers to perform over 15,000 bioassays per hour.

Ease of use
Most LabMAP bioassays are simple to perform. A test sample, such as a drop of blood, is added to a reagent solution containing microspheres and then analyzed. Our LabMAP technology incorporates proprietary software to automate all aspects of data acquisition and analysis in real-time. Results are provided without the need for sophisticated data interpretation and can be directly downloaded into a user's laboratory information system. The Luminex XY Platform further simplifies use by enabling walk-away capability through automated sample handling.

Low cost
We have designed the LabMAP system to be relatively inexpensive to manufacture and utilize. Because the Luminex 100 is manufactured using many off-the-shelf electronic components commonly used in consumer electronics, our products have a comparatively low acquisition cost. In addition, microsphere-based bioassays are inexpensive compared to other technologies such as biochips.

STRATEGY

Our goal is to establish LabMAP technology as the industry standard for performing bioassays. To achieve this goal, we have implemented the following strategy:

Focus on large, fast-growing sectors -- We will continue to focus our commercialization efforts on large and fast-growing sectors of the life sciences industry. We have targeted major pharmaceutical companies,

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large clinical laboratories, in vitro diagnostic manufacturers and major medical institutions for our principal marketing efforts. We believe these customers provide the greatest opportunity for maximizing the use of LabMAP technology and that early adoption by these industry leaders will promote wider market acceptance.

Continue to develop strategic partnerships -- We intend to broaden and accelerate market acceptance of LabMAP technology by continuing to enter into development, marketing and distribution partnerships with those leaders in the life sciences industry that we believe could convert core product lines to the Luminex platform. They may also develop new applications that take advantage of unique LabMAP capabilities. By leveraging our partners' strong market positions and utilizing their distribution channels and marketing infrastructure, we believe we can expand our installed base.

Provide an open platform -- The LabMAP system allows end users to configure their own tests without complex and expensive equipment. This open platform encourages the development of a wide range of bioassays and enables our strategic partners to deliver a variety of applications to end-users. The value of LabMAP technology to our customers increases with each new application.

Develop next generation products -- We are committed to expanding the LabMAP product line. Our research and development group is pursuing a number of projects, including expanding the number of tests that can be performed on a given sample and increasing the LabMAP system's throughput. We are also collaborating with leading industry participants and major medical institutions to develop additional LabMAP products.

Allow easy technology access -- We do not impose access fees on users of our technology. We believe maximum value is derived from the recurring revenue stream generated by widespread and frequent use. This is encouraged by a pricing structure that combines a low system acquisition cost with inexpensive consumables.

OUR LABMAP TECHNOLOGY

Our LabMAP technology combines several proven technologies with advanced digital signal processing and proprietary software. With our technology, discrete bioassays are performed on the surface of color-coded microspheres. These microspheres are read in a compact analyzer that utilizes lasers and high-speed digital signal processing to simultaneously identify the bioassay and measure its result.

Polystyrene microspheres, approximately the size of a biological cell, are a fundamental component of LabMAP technology. We purchase raw, undyed microspheres and, in a proprietary process, dye them in sets with varying intensities of red and infrared fluorescent dyes to achieve up to 100 distinct colors. The specific dye proportions permit each color-coded microsphere to be readily identified based on its fluorescent signature. Our customers create bioassays by attaching different biochemical reactants to each distinct microsphere set. The microsphere sets can then be combined in test panels as required by the user, with a current maximum of 100 tests per panel.

To conduct a bioassay, microspheres with attached biochemicals, or reagents, are mixed with a test sample. This mixture is then passed through the Luminex 100 instrument. The microspheres travel single file in a fluid stream through two laser beams. The first laser excites the internal dyes that are used to identify the microsphere set. The second laser excites a third fluorescent dye that is used to quantitate the result of the bioassay taking place on the surface of each individual microsphere. Our proprietary optics, digital signal processors and software record the fluorescent signature of each microsphere and compare the

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results to the known identity of each color-coded microsphere set.
Simultaneously, the test is analyzed and the result displayed in real-time.

PRODUCTS

We generally sell our products as a system comprised of one or more instruments that use LabMAP consumables.

Instruments

Luminex 100
The Luminex 100 is a compact analyzer that integrates fluidics, optics and digital signal processing to perform up to 100 bioassays simultaneously with a single drop of fluid. By combining small diode lasers with digital signal processors and microcontrollers, the Luminex 100 performs rapid, multi-analyte profiles under the control of a Windows-based personal computer. The Luminex 100 analyzer is sold with a personal computer, LabMAP software and a starter supply of microspheres for bioassay development. From market introduction through February 29, 2000, we had sold 114 systems.

Luminex XY Platform
We also offer the Luminex XY Platform, which complements the Luminex 100 by automating the sequential positioning of each well of a microtiter plate. This permits a total of up to 9,600 unattended tests per plate to be performed in less than an hour. It is designed to connect to robotic systems that deliver these plates to the Luminex 100, allowing integration into fully automated test centers. From market introduction through February 29, 2000, we had sold 62 Luminex XY Platforms.

Consumables

We use polystyrene microspheres in our LabMAP technology that are approximately
5.6 microns in size. We dye them using our proprietary method in up to 100 distinctly colored microsphere sets. Each can carry the reagents of an enzymatic, genetic or immunologic bioassay. Consumables also include sheath fluid and other relevant spare parts.

RESEARCH AND DEVELOPMENT

Our research and development program is devoted to advancing the capabilities of our LabMAP technology and expanding the number of its applications. For the fiscal year ended December 31, 1999, expenses for our research and development activities were $6.1 million as compared to $3.6 million for 1998 and $1.6 million for 1997. As of February 29, 2000, we had approximately 49 engineers, scientists and technicians dedicated to research and development. In addition, we are collaborating with academic institutions and other companies to increase the breadth of LabMAP applications.

Our current projects include:

 .expanding our multiple testing capabilities This effort is primarily driven by the pharmaceutical industry's demand for advanced genetic testing. In order to expand the number of tests per sample to 1,000, a more complex instrument will be required incorporating three lasers instead of the two contained in the Luminex 100. In addition, a third dye must be incorporated into the microspheres for classification purposes.

 .developing a point-of-care version of LabMAP This version of the LabMAP system would be designed for the small clinic, ambulance and other non-laboratory environments where bringing

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 testing closer to the patient delivers significant medical benefits. For example, an ambulance-based instrument could evaluate the multiple indicators of heart attack and forward this information to the hospital prior to patient arrival.

 .developing a high throughput screening version of LabMAP The Luminex HTS is being developed to meet the ultra-high-throughput demands of some laboratories. This instrument is being designed to generate up to 400,000 individual bioassay results per day and will readily interface with a number of existing liquid handling systems.

Our current research collaborations include:

 .major manufacturers of liquid handling robotic systems The goal of some laboratories in the pharmaceutical industry is to perform up to a million bioassays per day. We believe this could be achieved in a cost-effective manner by integrating existing high-throughput liquid handlers with three Luminex HTS systems. We are collaborating with major manufacturers of sophisticated liquid handling equipment to develop the interface with the Luminex HTS.

 .Abbott Laboratories Luminex is collaborating with Abbott Laboratories to evaluate the effectiveness of the LabMAP system in "next generation" prostate specific antigen (PSA) tests.

SALES AND MARKETING

Our sales and marketing strategy is designed to expand the installed base of LabMAP systems and generate recurring, high-margin revenues from royalties on bioassay kits and testing services that use our technology, as well as from the sale of microspheres. The key elements of our strategy include:

 .a strategic partner program with leading life sciences companies to act as resellers of our products to facilitate rapid adoption;

 .a direct sales effort to complement the strategic partner program; and

 .an extensive customer service program.

Our marketing efforts are divided between identifying leading life sciences companies and internally generating new leads. We intend to utilize outside public relations and advertising firms to increase market awareness.

Strategic partner program

We intend to use strategic partners as our primary distribution channel in order to achieve broad market acceptance of our LabMAP technology. We believe our strategic partners will provide us with complementary capabilities in product development, regulatory expertise and sales and marketing. We intend to target leading life sciences companies with established bioassays that we believe could be converted onto our LabMAP platform. By leveraging our partners' customer relationships and distribution channels, we believe that we can achieve rapid market penetration without a large direct sales force. As a result, we can utilize our internal resources for technology development and customer support.

We have agreements with partners that contemplate the incorporation of LabMAP technology in their application-specific bioassay kits and services. Our partners sell these kits to medical laboratories, hospitals and other end-users that use standardized sample analysis and screening products and services. Our strategic partners also use our technology in performing services for third parties. Under

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these agreements, we have agreed to supply our partners with Luminex 100 systems and microspheres in amounts and at prices that are determined by mutual agreement. While our strategic partners are not required to purchase any minimum number of our systems or microspheres, the agreements obligate them to pay us royalties based on revenues generated by kits and services using our technology. These agreements also include cross indemnities by our strategic partners and us for infringement of third party intellectual property rights and other specified costs and liabilities.

Pursuant to a Development and Supply Agreement dated March 19, 1999, as amended, Bio-Rad Laboratories, Inc. has agreed for a term of seven years to develop and distribute bioassay kits incorporating our LabMAP technology and distribute Luminex 100 systems. Although we agree upon a rolling six month forecast of delivery requirements of Luminex 100 systems and microspheres each month, the agreement does not obligate Bio-Rad to purchase any minimum quantities. These forecasts constitute good faith estimates of Bio-Rad's requirements and only the first 90 days of each forecast are binding upon the parties. Sales to Bio-Rad accounted for approximately 10%, or $311,000, of our total net revenue in 1999.

Direct sales

Direct sales are supported by a team of employee scientists with expertise in the pharmaceutical industry, clinical diagnostics and biomedical research. We intend to expand our direct and field sales staff in selected geographic locations as required by market demand.

Customer service

Customer service supports users through a comprehensive training program and a toll-free customer support hotline. If a system requires an upgrade or on-site repair, customer service will dispatch one of our field service technicians. Our customer service team assists our strategic partners with the development of their bioassays. This value-added service is designed to facilitate and expedite the development of applications based on the LabMAP technology.

CUSTOMERS

Our customers consist of a broad range of participants in the life sciences industry. As of February 29, 2000, our customers included the following:

 Customer                          Market                    Application
--------------------------------------------------------------------------------------
 Bio-Rad Laboratories, Inc.        In vitro diagnostics,     Kits
                                   biomedical
                                   research and drug
                                   discovery

 Eli Lilly & Company               Drug discovery            Protein analysis

 GlaxoWellcome plc                 Drug discovery            SNP detection

 Laboratory Corporation of America Commercial clinical       Clinical testing
                                   laboratory

 Life Technologies, Inc.           Biomedical research and   Kits
                                   drug discovery

 Novartis Pharma AG                Drug discovery            Genetic testing
 RW Johnson/Pharmaceutical         Drug discovery            High throughput screening
 Research Institute

 SmithKline Beecham Corporation    Drug discovery            Protein analysis

In 1999, Bio-Rad Laboratories, Inc. accounted for approximately 10% of our total net revenue. No other customer accounted for more than 10% of our revenues in 1999.

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MANUFACTURING OPERATIONS

Luminex 100

The basic components of the Luminex 100 are assembled by Sanmina Corporation, an ISO 9002 contract manufacturer, pursuant to the terms and conditions of an Agreement for Electronic Manufacturing Services effective January 1, 2000. This agreement, which has a four year term that is automatically renewable for additional one year terms, requires us to provide three and nine month rolling forecasts of our manufacturing needs. Based on these forecasts, Sanmina purchases the required system components and parts for the Luminex 100 from an approved supplier list. We may terminate this agreement upon 120 days prior written notice. Upon 30 days prior written notice, either party may terminate upon the other's material breach or insolvency. We believe that, if necessary, we could enter into an arrangement with an alternative contract manufacturer on terms and conditions comparable to those we have with Sanmina. We cannot, however, be certain of this. Once Sanmina has completed its portion of the assembly process, it ships the system to our facility in Austin, Texas, where our employees install and align the optical/laser assembly. At this point, a personal computer with our proprietary software is added and each unit is run through a quality control protocol.

Parts and component assemblies that comprise the Luminex 100 are obtained from a number of sources. We intend to develop multiple sources for as many of the component parts and assemblies as possible.

XY Platform

We purchase the principal components of the XY Platform from several manufacturers. Final assembly and quality control occurs at our facility in Austin, Texas.

Microspheres

We buy generic, undyed polystyrene microspheres from any one of three suppliers. We then dye the microspheres using a proprietary method in our manufacturing facility in large lots with ten intensities each of red and infrared dyes to produce 100 distinctly colored microsphere sets. The dyed microspheres are then repackaged for sale.

INTELLECTUAL PROPERTY

To establish and protect our proprietary technologies and products, we rely on a combination of patent, copyright, trademark and trade secrets laws, as well as confidentiality provisions in our contracts.

We have implemented an aggressive patent strategy designed to maximize our intellectual property rights. We are pursuing patent coverage in the United States and those foreign countries which correspond to the majority of our anticipated customer base. We currently own two issued patents in the United States and have received notices of allowances for two additional patent applications. In addition, our patent portfolio includes pending patent applications in the United States and corresponding international and foreign filings in major industrial nations. One of our patents provides protection for systems and technology that allows "real time" techniques for the detection and quantification of many analytes from a single sample. As a result of a procedural omission, we are unable to obtain comparable patent protection in Japan.

The issued patents and allowed or pending patent applications claim proprietary methods for the detection and quantification of analytes from a single sample in a "real time" format as well as specific aspects and applications of the LabMAP technology to molecular research.

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Generally, United States patents issued from applications filed on or after
June 8, 1995 have a term of 20 years from the application filing date or earlier claimed priority. Patents in most other countries have a term of 20 years from the date of filing the patent application. All of our patent applications, including the applications from which both of our issued patents were derived, were filed after June 8, 1995. Because the time from filing to issuance of patent applications in the life sciences industry is often several years, this process may result in a shortened period of patent protection, which may adversely affect our ability to exclude competitors from our markets. Our issued United States patents will expire in 2015. Our success depends to a significant degree upon our ability to develop proprietary products and technologies and to obtain patent coverage for the products and technologies. We intend to continue to file patent applications covering any newly-developed products and technologies.

Patents provide some degree of protection for our proprietary technology. However, the pursuit and assertion of patent rights, particularly in areas like medical device development, pharmaceuticals and biotechnology, involve complex legal and factual determinations and, therefore, are characterized by some uncertainty. In addition, the laws governing patentability and the scope of patent coverage continue to evolve, particularly in life sciences. As a result, we cannot assure you that patents will issue from any of our patent applications or from applications licensed to us. The scope of any of our issued patents may not be sufficiently broad to offer meaningful protection. In addition, our issued patents or patents licensed to us may be successfully challenged, invalidated, circumvented or rendered unenforceable so that our patent rights might not create an effective competitive barrier. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States. There can be no assurance that any patents issued to us or our strategic partners will provide a legal basis for establishing an exclusive market for our products or provide us with any competitive advantages or that the patents of others will not have an adverse effect on our ability to do business or to continue to use our technologies freely. In view of these factors, our intellectual property positions bear some degree of uncertainty.

The source code for our proprietary software is protected both as a trade secret and/or as a copyrighted work.

We also rely in part on trade secret protection of our intellectual property. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees also sign agreements requiring that they assign to us their interests in inventions and original expressions and any corresponding patents and copyrights arising from their work for us. However, it is possible that these agreements may be breached, invalidated or rendered unenforceable and if so, there may not be an adequate corrective remedy available. Despite the measures we have taken to protect our intellectual property, we cannot assure you that parties to our agreements will not breach the confidentiality provisions in our contracts or infringe or misappropriate our patents, copyrights, trademarks, trade secrets and other proprietary rights. In addition, we cannot assure you that third parties will not independently discover or invent competing technologies or reverse engineer our trade secrets, or other technology. Therefore, the measures we are taking to protect our proprietary technology may not be adequate.

Although we are not a party to any legal proceedings, in the future, third parties may file claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert such claims against us or our licensees or against the licensors of technology licensed to us, or whether those claims will harm our business. If we are forced to defend against such claims, whether they are with or without any merit, whether they are resolved in favor of or against us, our licensees or our licensors, we may face costly litigation and diversion of management's attention and resources. As a result of such disputes, we may have to develop at a

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substantial cost non-infringing technology, or enter into licensing agreements.
These agreements, if necessary, may be unavailable on terms acceptable to us, or at all, which could seriously harm our business or financial condition.

In particular, we are aware of a European patent granted to Dr. Ioannis Tripatzis, which covers certain testing agents useful for the determination of antigens and/or antibodies as well as for methods of their use. Dr. Tripatzis has publicly stated his belief that his patent covers aspects of our bead technology in Europe. Counterparts of Dr. Tripatzis' European patent exist in Japan and Canada. While we believe that the overall impact, if any, of Dr. Tripatzis' patent, which expires in 2004, is limited, we cannot assure you that any disputes that may arise ultimately will be resolved in our favor or that the cost of litigating or otherwise resolving any disputes will not materially adversely affect us.

COMPETITION

Our LabMAP technology can perform many different kinds of tests in many different fields, including pharmaceutical and biomedical research, clinical laboratory testing and many other segments of the life sciences industry. For this reason, the competition we will encounter will necessarily be fragmented based on the market. There are competitors in every field. Our competition includes companies marketing conventional testing products based on established technologies as well as companies developing their own advanced testing technologies. Most of our competitors are larger than we are and can commit significantly greater resources to competitive efforts. We cannot assure you that the LabMAP system will be widely adopted in one or more markets or that we will be able to compete effectively.

The pharmaceutical industry is the single biggest market for the genomic and high throughput screening applications of the LabMAP technology. In each application, Luminex faces a different set of competitors. Genomic testing for variability in DNA can also be performed by products available from Affymetrix Inc., Aclara Biosciences, Inc., Clontech Laboratories, Inc., a wholly-owned subsidiary of Becton Dickinson & Company, and Sequenom, Inc., among others. In high throughput screening, LJL BioSystems Inc. and Aurora BioSciences Corporation offer products competitive with ours.

The clinical laboratory market is dominated by several very large competitors. These include Abbott Laboratories, Bayer Corporation, Bio-Rad, Dade Behring Inc., a wholly-owned subsidiary of Aventis, and Roche Bioscience, among others. None currently offer multi-analyte testing systems, but it should be presumed that programs are underway within at least some of these companies to develop this capability.

Competition within the biomedical research market is even more fragmented than that within the pharmaceutical industry. There are hundreds of suppliers to this market including Amersham Pharmacia Biotech, Molecular Devices Corporation, PerkinElmer, Inc. and Stratagene Cloning Systems, Inc. Any company in this field could be a potential competitor with us.

GOVERNMENT REGULATION

We are regulated by the Food and Drug Administration within the framework of medical devices, pursuant to various statutes including the Federal Food, Drug and Cosmetic Act as amended and supplemented by the Medical Device Amendments of 1976, the Safe Medical Devices Act of 1990, the Medical Device Amendments of 1992 and the FDA Modernization Act of 1997. The FDA classifies medical devices intended for human use into three classes, Class I, Class II and Class III. The controls applied to the different classifications are those the FDA believes are necessary to provide reasonable assurance that a device is safe and effective. Class I devices are noncritical products that can be adequately regulated by "general controls," including provisions related to labeling, producer registration, defect notification, records and reports and CGMP (Current Good Manufacturing

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Practices) requirements. CGMP requirements govern the methods used in, and the facilities and controls used for, the design, manufacture, packaging and servicing of all finished medical devices intended for human use. Class II devices are products for which the general controls of Class I devices alone are not sufficient to assure the safety and effectiveness of the device and require special controls. The additional special controls for Class II devices include performance standards, post-market surveillance patient registries and the use of FDA guidelines. Standards may include both design and performance requirements. Class III devices have the most restrictive controls and require pre-market approval by the FDA. Class III devices include life-sustaining, life-supporting or implantable devices. The FDA inspects medical device manufacturers and distributors and has broad authority to order recalls of medical devices, to seize noncomplying medical devices, to enjoin and/or impose civil penalties on manufacturers and distributors marketing noncomplying medical devices and to prosecute criminal violators.

Federal law requires individuals or companies manufacturing most medical devices intended for human use to file a notice, which is known as a 510(k), with the FDA at least 90 days before introducing the product into the marketplace. The 510(k) notice must identify the type of classified device into which the product falls, the class of that type and the specific marketed product to which the product claims to be "substantially equivalent." In some cases the notification must include data from human clinical studies in order to establish "substantial equivalence." If the registrant states the device is unclassified, but nonetheless claims substantial equivalence to a marketed device or recognized diagnostic procedure, it must explain the basis for that determination. The FDA must affirmatively agree with the claim of substantial equivalence before the device may be marketed.

The hardware portion of the Luminex 100 is a Class I medical device of a particular type, which is exempt from the 510(k) notice requirements. Depending on their intended applications, some of our products and products based on our technology expected to be produced by our strategic partners are subject to approval or clearance by the FDA prior to marketing for commercial use. Products using our technology for clinical diagnostic purposes will require such approval or clearance. We will assist our strategic partners in filing their own 510(k)s for their bioassays that will be run on our LabMAP technology, including providing the verification and validation of our LabMAP system.

If a product does not qualify for the 510(k) notice procedure (either because it is not substantially equivalent to a legally marketed device or because it is a Class III device), the FDA must approve a pre-market approval application before marketing can begin. Obtaining approval can take several years. Clearance pursuant to notification can be obtained in less time. In general, clearance of a 510(k) notification for a device is obtained by the registrant establishing that the new device is "substantially equivalent" to another device of such class that is already on the market. This requires the new device to have the same intended use as a legally marketed predicate device and have the same technological characteristics as the predicate device. If the technological characteristics are different, the new device can still be found to be "substantially equivalent" if information submitted by the applicant (including clinical data if requested) supports a finding that the new device is as safe and effective as a legally marketed device and does not raise questions of safety and efficacy that are different from the predicate device. There can be no assurance that we will not be required to obtain 510(k) clearance or pre-market approval prior to commercial distribution of future products or future applications of current products.

We are registered with the FDA as a device manufacturer. We are subject to periodic inspection by the FDA for compliance with the FDA's CGMP and other regulations. These regulations require that we manufacture our products and maintain our documents in a prescribed manner with respect to manufacturing, testing and control activities. Further, we are required to comply with various FDA requirements for labeling. The Medical Device Reporting regulation requires that a company provide

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information to the FDA whenever there is evidence to reasonably suggest that one of its devices may have caused or contributed to a death or serious injury, or a device malfunction would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. In addition, the FDA prohibits a company from marketing approved devices for unapproved indications. If the FDA believes that a company is not in compliance with applicable regulations, it can institute proceedings to detain or seize products, issue a recall, impose operating restrictions, enjoin future violations and assess civil and criminal penalties against the company, its officers or its employees and can recommend criminal prosecution to the Department of Justice. Other regulatory agencies may have similar powers. Our strategic partners are subject to the same requirements and enforcement.

Medical device laws are also in effect in many countries outside of the United States. These range from comprehensive device approval requirements for some or all of our medical device products to simpler requests for product data or certification. The number and scope of these requirements are increasing. In addition to the requirements relating to medical devices, we will also have to comply with FDA regulations on the performance of laser products because our Luminex 100 utilizes lasers in order to identify the bioassays and measure their result. These regulations are intended to ensure the safety of laser products by establishing standards to prevent exposure to excess levels of laser radiation.

Failure to comply with applicable federal, state and foreign medical device laws and regulations would likely have a material adverse effect on the our business. In addition, federal, state and foreign regulations regarding the manufacture and sale of medical devices are subject to future changes. We cannot predict what impact, if any, such changes might have on our business, but such change could have a material impact.

We are subject to various federal, state and local laws and regulations relating to the protection of the environment. In the course of our business, we are involved in the handling, storage and disposal of certain chemicals. The laws and regulations applicable to our operations include provisions that regulate the discharge of materials into the environment. Usually these environmental laws and regulations impose "strict liability," rendering a person liable without regard to negligence or fault on the part of such person. Such environmental laws and regulations may expose us to liability for the conduct of, or conditions caused by, others, or for acts that were in compliance with all applicable laws at the time the checks were performed. We do not believe that we have been required to expend material amounts in connection with our efforts to comply with environmental requirements or that compliance with such requirements will have a material adverse effect upon our capital expenditures, results of operations or competitive position. Because the requirements imposed by such laws and regulations are frequently changed, we are unable to predict the cost of compliance with such requirements in the future, or the effect of such laws on our capital expenditures, results of operations or competitive position.

EMPLOYEES

As of February 29, 2000, we had 87 employees. None of our employees are covered by a collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

We occupy approximately 36,000 combined square feet of leased and sub-leased office space and other facilities in Austin, Texas for our headquarters and as the base for our marketing and product support

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operations, research and development and manufacturing activities. The monthly rent on the combined space is approximately $35,000. Substantially all of our space is leased through early 2002. We intend to use a portion of the proceeds of this offering to expand our current facilities.

LEGAL PROCEEDINGS

As a result of a procedural omission, we are unable to pursue a patent in Japan which corresponds to our issued US patent directed to our method of "real time" detection and quantification of multiple analytes from a single sample. We have filed a lawsuit alleging negligence on the part of our prior patent counsel in this matter and seeking to recover the damages we believe will result from any gaps in our patent protection in Japan as a result of this omission. At this time, we cannot predict whether this lawsuit will be successful and, if so, the amount of any damages we may recover.

From time to time, we may be involved in litigation that arises through the normal course of business. As of the date of this prospectus, we are not a party to any litigation we believe could reasonably be expected to have a material adverse effect on our business or results of operations.

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Management

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors.

 Name                          Age Position
-----------------------------------------------------------------------------
 Mark B. Chandler, PhD (1)....  46 Chairman of the Board, President and Chief
                                   Executive Officer
 Michael L. Bengtson..........  42 Executive Vice President, General Counsel
                                   and Secretary
 Van S. Chandler..............  49 Vice President of Instruments
 Ralph L. McDade, PhD.........  45 Vice President of Scientific Affairs
 Michael D. Spain, MD.........  47 Vice President of Clinical Affairs
 James L. Persky..............  51 Vice President, Treasurer and Chief
                                   Financial Officer
 Randel S. Marfin.............  43 Vice President of Business Development
 G. Walter Loewenbaum (1).....  55 Director
 A. Sidney Alpert.............  61 Director
 Robert J. Cresci (2).........  56 Director
 Laurence E. Hirsch (1)(2)....  54 Director
 Jim D. Kever (2)(3)..........  47 Director
 Fred C. Goad, Jr. (3)........  59 Director
 John E. Koerner, III (2)(3)..  57 Director
 William L. Roper, MD, MPH....  51 Director

--------

(1) Member of the executive committee
(2) Member of the audit committee
(3) Member of the compensation and stock option committee

Mark B. Chandler, PhD Dr. Chandler founded our company with his brother Van S. Chandler, in May 1995, and has served as Chairman of the Board and Chief Executive Officer since that date and as President since June 1999. He also has served as a member of the executive committee of our board of directors since its formation in July 1997. In 1982, he founded Inland Laboratories, Inc., which provides plant and bacterial toxins to the medical research community. As the President and CEO of Inland, Dr. Chandler received the KPMG Peat Marwick, High Technology Entrepreneur of the Year award in 1987. He received his PhD in Immunology from the University of Texas Southwestern Medical School in Dallas in 1981.

Michael L. Bengtson Mr. Bengtson has agreed to join our company as Executive Vice President, General Counsel and Secretary upon completion of this offering. Since 1984, Mr. Bengtson has been an attorney practicing corporate and securities law with the law firm of Thompson & Knight LLP and has been a partner in that firm since 1990. Prior to attending law school, Mr. Bengtson was a certified public accountant with KPMG LLP. Mr. Bengtson received a BS in Accounting and Business Administration from the University of Kansas in 1980 and a JD from Arizona State University in 1984.

Van S. Chandler Mr. Chandler, our co-founder, has served as Vice President of Instruments since January 1998. In addition, Mr. Chandler served as a director from May 1995 to February 2000 and as an independent contractor from 1995 to 1998. Since 1995, he has led the design and development of the digital signal processing hardware and data analysis software for the Luminex 100 and Luminex R/O Systems. In 1990, Mr. Chandler founded Sigma Logic Corp., and while serving as its President and

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46
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Management

--------------------------------------------------------------------------------

CEO from 1990 to 1995, he developed an array of law enforcement technologies, including wireless police data networks and imaging systems for the FBI. Mr. Chandler founded Concept Communications, Inc. and served as its President and CEO from 1985 to 1990. He graduated from the University of Texas at Arlington in 1972 with a BBA in Statistics.

Ralph L. McDade, PhD Dr. McDade has served as Vice President of Scientific Affairs since June 1999. From January 1996 to June 1999 he served as Vice President of Development. From 1988 until 1996, he served as Director of Research and Development for Inland Laboratories. After post-doctoral training at The University of Connecticut Health Center in Farmington, he held faculty positions at The Rockefeller University in New York and at Louisiana State University Medical Center in New Orleans. Dr. McDade received his PhD in Microbiology from the University of Texas Southwestern Medical School in 1980.

Michael D. Spain, MD Dr. Spain has served as Vice President of Clinical Affairs of Luminex since March 1997. From 1994 until joining us, he served as Medical Director of Laboratory Corporation of America in San Antonio, Texas. From 1984 to 1994, he served as Medical Director of Quest Laboratory in Dallas (formerly Damon Clinical Laboratory). Following a four year residency in pathology at Baylor University Medical Center in Dallas, he became board certified in 1984. Dr. Spain received his MD from the University of Texas Southwestern Medical School in Dallas in 1980.

James L. Persky Mr. Persky joined our company in March 1998 and has served as Vice President, Treasurer and Chief Financial Officer since that date. Prior to joining us, he was Executive Vice President-Finance and Administration and Chief Financial Officer for Southdown, Inc., a publicly-traded cement manufacturing company where he served for 13 years. Mr. Persky also spent over thirteen years in the oil and gas industry in various finance and accounting positions. Mr. Persky received a BBA from the University of Texas in 1971 and an MS in Accounting from the University of Houston in 1983. He has been a Certified Public Accountant since 1979.

Randel S. Marfin Mr. Marfin has served as Vice President of Business Development, since joining our company in June 1999 and has over thirteen years of clinical laboratory management experience. Prior to joining us, he worked for three years at SpectraCell Laboratories, Inc., most recently as Vice President of Sales and Marketing where he was responsible for business development, acquisitions, strategic planning and sales and marketing. From 1990 to 1998, he served as General Manager of Texas for both Damon Clinical Laboratories and Nichols Institute. In addition, Mr. Marfin held sales management and business development positions for Damon Clinical Laboratories and MPC Labs. Mr. Marfin has a BS in Biochemistry and Biophysics from the University of Houston and served in the United States Air Force.

G. Walter Loewenbaum Mr. Loewenbaum has served as a member of our board of directors since May 1995 and served as Vice Chairman of the Board from April 1998 until January 2000. He also has served as a member of the executive committee of our board of directors since its formation in July 1997. Since April 1990, he has served as the President, Chairman and CEO of Loewenbaum & Company Inc. He received a BA from the University of North Carolina.
Mr. Loewenbaum is also Chairman of 3D Systems Corporation.

A. Sidney Alpert Mr. Alpert has served as a member of our board of directors since December 1996 and as a member of the audit committee of our board of directors since its formation in July 1997. Since June 1999, he has served as a legal consultant to Luminex as well as 3D Systems. From January 1996 to June 1999, Mr. Alpert served as Vice President and General Counsel of 3D Systems where he

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was also a director from August 1993 to May 1996. From January 1994 through
December 1995, he was an independent intellectual property consultant. From late 1988 through December 1993, Mr. Alpert served as Chairman of the Board and CEO of Competitive Technologies Inc.

Robert J. Cresci Mr. Cresci has served as a member of our board of directors since December 1996 and has served as a member of the compensation and stock option committee of our board of directors since its formation in July 1997. He has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since September 1990. Mr. Cresci currently serves on the boards of Sepracor Inc., Arcadia Financial Ltd., Aviva Petroleum Inc., Quest Education Corporation, Castle Dental Centers, Inc., Candlewood Hotel Co., Inc., SeraCare, Inc., E-Stamp Corporation and Film Roman, Inc.

Laurence E. Hirsch Mr. Hirsch has served as a member of our board of directors since December 1996 and has served as a member of the executive committee of our board of directors since its formation in July 1997. He is currently the Chairman of the Board and CEO of Centex Corporation. He has served in these positions since July 1991 and July 1988, respectively. He joined Centex as President and Chief Operating Officer and became a member of their board of directors in 1985. Mr. Hirsch received a BS in Economics from the Wharton School at the University of Pennsylvania and a JD from the Villanova University School of Law. He also serves as a director of Centex Construction Products, Inc. and A.H. Belo Corporation.

Jim D. Kever Mr. Kever has served as a member of our board of directors since December 1996 and has served as a member of the audit committee of our board of directors since its formation in July 1997. He is currently the President and CEO of Envoy Corporation, a wholly-owned subsidiary of Quintiles Corporation. Mr. Kever joined Envoy Corporation as Treasurer and General Counsel in October 1981. Prior to joining Envoy (and its predecessor) in 1981, Mr. Kever was employed by Datanet, a pharmaceutical software company. Mr. Kever received a BS in business and administration from the University of Arkansas in 1974 and JD from Vanderbilt University School of Law in 1977.

Fred C. Goad, Jr. Mr. Goad has served as a member of our board of directors since September 1997 and has served as a member of the compensation and stock option committee of our board of directors since April 1998. He is Senior Advisor to the Office of the President of Envoy Corporation. He became a director and President of Envoy Corporation in August 1984 and served as Chairman of the Board of Directors and co-CEO of Envoy from August 1995 to March 1999. Mr. Goad spent ten years with IBM, where he contributed in both staff and line responsibilities. Mr. Goad also serves on the Board of Directors for Performance Food Group Company and Quintiles Corporation.

John E. Koerner, III Mr. Koerner has served as a member of our board of directors since September 1997 and has served as a member of the compensation and stock option committee of our board of directors since April 1998. He has been President of Koerner Capital Corporation since 1995 and also serves as a director on the board of Legg Mason, Inc. He earned a BS in 1965, a JD in 1969 and an MBA in 1971, all from Tulane University.

William L. Roper, MD, MPH Dr. Roper has served as a member of our board of directors since March 2000. Since July 1997, he has served as the dean of the School of Public Health at the University of North Carolina at Chapel Hill, professor of health policy and administration in the School of Public Health and professor of pediatrics in the School of Medicine. From August 1993 to July 1997, Dr. Roper served in a variety of capacities with the Prudential Insurance Company of America, including Senior Vice President for Medical Management. Prior to joining Prudential, Dr. Roper was director of the Centers for Disease Control and Prevention, served on the senior White House staff and was administrator of the Health Care Financing Administration. He received his MD from the University of Alabama School of Medicine and his MPH from the University of Alabama at Birmingham School of Public Health.

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BOARD COMPOSITION

We currently have nine authorized directors. In accordance with the terms of our certificate of incorporation, the terms of office of the directors are divided into three classes:

 .Class I, whose term will expire at the annual meeting of stockholders to be held in 2001;

 .Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and

 .Class III, whose term will expire at the annual meeting of stockholders to be held in 2003.

The Class I directors are A. Sidney Alpert, William L. Roper and Robert J. Cresci, the Class II directors are Laurence E. Hirsch, Jim D. Kever and Fred C. Goad, Jr., and the Class III directors are Mark B. Chandler, G. Walter Loewenbaum and John E. Koerner, III. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. The authorized number of directors may be changed only by resolution of the board of directors or a super-majority vote of the stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Luminex.

BOARD COMMITTEES

The executive committee of the board of directors was established in July 1997. The members of our executive committee are Mark B. Chandler, G. Walter Loewenbaum and Laurence E. Hirsch. The executive committee has broad powers as delegated by the board of directors.

The audit committee of the board of directors was established in July 1997 and reviews, acts on and reports to the board of directors on various auditing and accounting matters, including the recommendation of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The members of our audit committee are Robert J. Cresci, Laurence E. Hirsch, Jim D. Kever and John E. Koerner, III, each of whom is an independent director.

The compensation and stock option committee of the board of directors was established in July 1997 and determines the salaries and benefits for our employees, consultants, directors and other individuals compensated by us. The compensation and stock option committee also administers our stock option plans, including determining the stock option grants for our employees, consultants, directors and other individuals. The members of the compensation and stock option committee are Jim D. Kever, Fred C. Goad, Jr. and John E. Koerner, III.

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DIRECTOR COMPENSATION

We reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings but do not compensate them for their services as board or committee members. We have in the past granted non-employee directors options to purchase our common stock pursuant to the terms of our 1996 Stock Option Plan, and our board continues to have discretion to grant options to new non-employee directors. We anticipate that we will continue to grant options from time to time under the 2000 Long-Term Incentive Plan to our non-employee directors. In 1997, seven nonemployee directors were granted fully vested options to purchase 10,200 shares of common stock and one additional director was granted fully vested options to purchase 61,200 shares of common stock. In 1999, six non-employee directors were granted a fully vested option to purchase 30,600 shares of common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation and stock option committee currently consists of Messrs. Kever, Goad and Koerner. No member of the compensation and stock option committee has been an officer or employee of ours at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation and stock option committee. Prior to the formation of the compensation and stock option committee in July 1997, the board of directors as a whole made decisions relating to compensation of our executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our certificate of incorporation and our bylaws provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, the certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We have obtained insurance which insures our directors and officers against specified losses and which insures us against specific obligations to indemnify our directors and officers.

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EXECUTIVE COMPENSATION

Summary of cash and other compensation

The following table shows all compensation received during the year ended December 31, 1999 by our Chief Executive Officer and our four other highest-paid executive officers, collectively referred to as the Named Executive Officers. Other compensaton consists of matching payments made under our Savings Incentive Match Plan for Employees under Section 408(p) of the Internal Revenue Code.

Summary compensation

--------------------------------------------------------------------------------
                                 Annual            Long-term
                              compensation    compensation awards
                                                         Securities
                                            Other annual underlying        Other
Name and principal position    Salary Bonus compensation    options compensation
--------------------------------------------------------------------------------
Mark B. Chandler...........  $225,000  $ --         $ --    510,000         $ --
 Chairman and Chief
    Executive Officer
Van S. Chandler............   175,000    --           --    153,000        5,250
 Vice President of
    Instruments
Ralph L. McDade............   175,000    --           --         --        5,250
 Vice President of
    Scientific Affairs
Michael D. Spain...........   160,000    --           --     51,000        4,800
 Vice President of Clinical
    Affairs
James L. Persky............   150,000    --           --         --        4,500
 Vice President, Treasurer
    and Chief Financial
    Officer

Options

The following table shows information regarding options granted to the executive officers listed in the summary compensation table above during the fiscal year ended December 31, 1999. We have not granted any stock appreciation rights.

Each option represents the right to purchase one share of our common stock. The options generally vest over three years. The exercise price for options granted is equal to the fair market value of a share of common stock on the date of grant. The fair market value of our common stock on a given date is the conversion price for the convertible preferred stock sold in our most recent issuance. For stock options granted in November and December 1999, in accordance with applicable accounting standards, we have redetermined the fair market value of our common stock based on the estimated initial public offering price. As a result, we will record deferred stock compensation expense for such options in an amount equal to the difference between the estimated fair market value on the date of grant and the initial public offering price. See "Management--Employee benefit plans" for more details regarding these options. In the year ended December 31, 1999, we granted options to purchase an aggregate of 1,666,884 shares of common stock to various officers, employees, directors and consultants.

The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

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Option grants in last fiscal year
--------------------------------------------------------------------------------

                    Individual grants
                                                                  Potential
                                                                 realizable
                                                              value at assumed
                                   % of                        annual rates of
                    Number of     total                        appreciation of
                   securities   options  Exercise                   stock
                   underlying   granted     price             price for option
                      options        to       per Expiration        term
Name                  granted employees     share       date       5%        10%
--------------------------------------------------------------------------------
Mark B.
   Chandler......     510,000        40%    $3.92    5/20/04 $552,563 $1,221,020
Van S. Chandler..     153,000        12      3.92    5/20/04  165,769    366,306
Ralph L. McDade..          --        --        --         --       --         --
Michael D.
   Spain.........      51,000         4      3.92    5/20/04   55,256    122,102
James L. Persky..          --        --        --         --       --         --

The following table shows information as of December 31, 1999 concerning the number and value of unexercised options held by each of the executive officers listed in the summary compensation table above. Options shown as exercisable in the table below are immediately exercisable. However, we have rights to repurchase shares of the common stock underlying some of these options upon termination of the holder's employment with us. There was no public trading market for the common stock as of December 31, 1999. Accordingly, the value of unexercised in-the-money options listed below has been calculated on the basis of the assumed initial public offering price of $18.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

Aggregated option exercises in the year ended December 31, 1999 and year-end option values
--------------------------------------------------------------------------------

                                             Number of securities
                           Shares           underlying unexercised     Value of unexercised
                         acquired           options at December 31,    in-the-money options
                             upon    Value           1999              at December 31, 1999
Name                     exercise realized Exercisable Unexercisable Exercisable Unexercisable
----------------------------------------------------------------------------------------------
Mark B. Chandler........       --      $--          --       510,000         $--    $7,180,800
Van S. Chandler.........       --       --          --       153,000          --     2,154,240
Ralph L. McDade.........       --       --     142,798       112,202   2,010,596     1,579,804
Michael D. Spain........       --       --      67,997        85,003     957,398     1,196,842
James L. Persky.........       --       --      67,999       136,001     957,426     1,914,894

EMPLOYMENT AGREEMENTS

Each of our executive officers has an employment agreement expiring on March 10, 2003. These agreements provide for set annual base salaries as follows:

                                                                          Annual
                                                                            base
            Executive                                                     salary
--------------------------------------------------------------------------------
            Mark B. Chandler........................................... $275,000
            Michael L. Bengtson........................................  250,000
            Ralph L. McDade............................................  190,000
            Van S. Chandler............................................  190,000
            Michael D. Spain...........................................  190,000
            James L. Persky............................................  180,000
            Randel S. Marfin...........................................  160,000

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Management

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In addition, the agreements provide for incentive bonuses as determined by the compensation committee or board of directors.

Each of these executives has agreed not to compete with us during the term of the agreement and for one year after resignation or termination. The agreements provide for the payment of salary for 12 months after any termination by Luminex other than for cause, as long as there has not been a change in control. The employment agreements define "cause" as an employee committing an immoral crime, materially breaching the employment agreement or failing to obey written directions of a senior corporate executive. A "change of control" will be deemed to occur if a substantial portion of our ownership changes or the constitution of the board changes during any 15-month period without the approval of our board of directors or stockholders. Further, if the termination follows a change of control, we will pay the executive a lump sum equal to 2.99 times the executive's average annual base salary plus bonus for the most recent five calendar years prior to the occurrence of the change of control. The agreements also provide for additional payments to compensate the executives for any tax liability imposed on change of control payments to the extent these payments constitute "parachute payments" under Section 280G of the Internal Revenue Code. In addition, upon a change of control, all outstanding options held by executives with employment agreements will vest.

Mr. Bengtson has agreed to join our company as Executive Vice President, General Counsel and Secretary upon completion of this offering. In addition to the compensation set forth above, we have granted Mr. Bengtson stock options to purchase 255,000 shares of common stock at an exercise price of $11.76 per share. The option agreement provides that the options vest monthly over three years.

EMPLOYEE BENEFIT PLANS

1996 Stock Option Plan

Our 1996 Stock Option Plan was approved by our board of directors in March 1996 and subsequently amended by our stockholders on May 11, 1998. Our 1996 plan authorizes the issuance of up to 4,080,000 shares of our common stock as either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 or nonqualified stock options. As of March 21, 2000, we had 3,248,634 options to purchase common stock under this plan outstanding to employees, directors and consultants with a weighted average exercise price of $3.18 per share. After the completion of this offering, no further options will be granted under this plan.

The board of directors, or a board committee, has the power to determine the terms of the options, including the exercise price of the options, the number of shares subject to each option, the exercisability thereof, and the form of consideration payable on such exercise, provided that the exercise price for incentive stock options must be at least 100% of fair market value. Incentive stock options granted to any holder of 10% or more of the combined voting power of all classes of stock must have an exercise price of not less than 110% of fair market value and be exercisable for a term of no more than five years.

2000 Long-Term Incentive Plan

Our 2000 Long-Term Incentive Plan has been adopted by our board of directors and our stockholders as a successor equity plan to our 1996 plan. We may grant options to purchase up to 3,570,000 shares of common stock under the 2000 plan. As of March 21, 2000, 982,500 shares were reserved for issuance upon the exercise of outstanding options and 2,587,500 shares remained available for future grant.

The 2000 plan provides for the discretionary grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, to employees and for the grant of nonqualified stock options, stock appreciation rights, dividend equivalents, restricted stock and other incentive awards to employees, outside directors and consultants. The 2000 plan provides that we cannot issue incentive stock options after January 2010.

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The 2000 plan is administered by the board of directors or a board committee.
The administrator has the power to determine the terms of the options or other awards granted, including the exercise price of the options or other awards, the number of shares subject to each option or other award (up to 357,000 per year per participant), the exercisability thereof and the form of consideration payable upon exercise. In addition, the administrator has the authority to amend, suspend or terminate the 2000 plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 2000 plan without the consent of the holder.

The exercise price of all incentive stock options granted under the 2000 plan must be at least equal to 100% of the fair market value of the common stock on the date of grant. The exercise price of nonqualified stock options and other awards granted under the 2000 plan is determined by the administrator, but the exercise price must be at least 50% of the fair market value of the common stock on the date of grant. The term of all options granted under the 2000 plan may not exceed ten years.

Each option and other award is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 2000 plan must generally be exercised within 60 days after the end of optionee's status as an employee, director or consultant, or within one year after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term.

The 2000 plan provides that in the event of a merger of our company all options and other awards shall be assumed or a substitute option or award issued by the acquiring company unless the board determines in its sole discretion to accelerate vesting or remove any restrictions.

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54
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--------------------------------------------------------------------------------

Related party transactions

SALES OF SECURITIES

Since January 1, 1997 through February 29, 2000, we have issued the following securities in private placement transactions:

 .150,000 shares of our Series B convertible preferred stock, at a purchase price of $40.00 per share, for an aggregate purchase price of $6,000,000 between February and April 1997;

 .151,571 shares of our Series C convertible preferred stock, at a purchase price of $80.00 per share, for an aggregate purchase price of $12,125,680 in June and July 1998;

 .57,538 shares of our Series D convertible preferred stock, at a purchase price of $120.00 per share, for an aggregate purchase price of $6,904,560 between August and December 1999; and

 .25,000 shares of our Series E convertible preferred stock, at a purchase price of $120.00 per share, for an aggregate purchase price of $3,000,000 in December 1999.

All preferred stock was issued to accredited investors in reliance upon exemption from registration under Regulation D of the Securities Act.

The purchasers of more than $60,000 of these securities include, among others, the following directors of Luminex:

                                   Shares of preferred stock
-------------------------------------------------------------------------------
                                                                          Total
                              Series B Series C Series D Series E consideration
-------------------------------------------------------------------------------
Robert J. Cresci.............   1,875    1,500     --         --       $195,000
Laurence E. Hirsch...........   5,000    6,250     --         --        700,000
Jim D. Kever(1)..............   5,000    2,000     --         --        360,000
Fred C. Goad, Jr. ...........   3,750    6,000    300         --        666,000
John E. Koerner, III(2)......  25,000   12,500     --     25,000      5,000,000

--------
(1) Includes 3,621 shares of Series B preferred stock held by a trust in which Mr. Kever is the trustee. Mr. Kever disclaims beneficial ownership of the shares held by the trust.
(2) These shares are held by Koerner Capital Corporation of which Mr. Koerner is the sole stockholder.

For additional information regarding the ownership of securities by executive officers, directors and stockholders who beneficially own 5% or more of our outstanding common stock, please see "Principal stockholders."

CONSULTING AGREEMENT

On June 1, 1999 we entered into a consulting agreement with A. Sidney Alpert, a director of Luminex, whereby Mr. Alpert agreed to provide us with consulting services one day per week. In consideration for those services, we paid Mr. Alpert $5,833 per month and granted him options to purchase 51,000

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                                                                              55

Related party transactions

--------------------------------------------------------------------------------

shares of our common stock at an exercise price of $3.92 per share. The options vest on June 1, 2000. On November 1, 1999, we amended that agreement to increase the number of days to two per week and to increase the consulting fee to be paid to Mr. Alpert to $11,666 per month.

OTHER TRANSACTIONS

In April 1997, we paid Southcoast Capital Corporation $266,000 in cash and issued warrants to Southcoast to purchase 535,500 shares of our common stock at an exercise price of $1.96 per share for acting as placement agent for the sale of our Series B convertible preferred stock. The warrants may be exercised in whole or in part at any time prior to April 3, 2002. At the time of the transaction, G. Walter Loewenbaum was the chairman and chief executive officer of Southcoast.

During 1997, we paid Van Chandler, a director of Luminex, $136,000 for consulting services.

On January 1, 1998, we purchased office and laboratory equipment from Inland Laboratories, Inc. for $208,782 in cash and 286,102 shares of our common stock. Mark B. Chandler, our chairman, president and chief executive officer, is the sole stockholder of Inland.

In July 1998, we paid Loewenbaum & Company $849,000 for acting as placement agent for the sale of our Series C convertible preferred stock. At the time of the transaction, G. Walter Loewenbaum was the majority stockholder of Loewenbaum & Company.

Upon the closing of this offering, Dain Rauscher Wessels, one of the representatives of the underwriters, will pay a cash referral fee of approximately $200,000 to LeCorgne, Loewenbaum & Co., LLC or Loewenbaum & Company Incorporated, each of which is an affiliate of G. Walter Loewenbaum, a director of Luminex, for introducing it to us.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Principal stockholders

The following table shows information known to us with respect to the beneficial ownership of our common stock as of March 21, 2000, and as adjusted to reflect the sale of the shares of common stock offered under this prospectus by:

 .each person or group of affiliated persons who is known by us to own beneficially 5% or more of our common stock;

 .each of our directors;

 .each executive officer listed in the "Summary compensation" table above; and

 .all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the number of shares underlying options and warrants which are exercisable within 60 days from March 21, 2000 and assumes the conversion of all shares of our preferred stock into shares of our common stock prior to this offering. It is therefore based on 22,176,070 shares of our common stock outstanding prior to this offering and 26,676,070 shares outstanding immediately after this offering. The address for those individuals for which an address is not otherwise indicated is: 12212 Technology Boulevard, Austin, Texas 78727.

                                          Number of           Number of Percent owned
                                             shares   shares underlying   before this       Percent owned
Beneficial Owner                        outstanding options or warrants      offering after this offering
---------------------------------------------------------------------------------------------------------
Directors and Named Executive Officers
Mark B. Chandler, Ph.D. ............      3,733,702             175,554          17.5                14.6

Van S. Chandler.....................      1,916,921              53,777           8.9                 7.4

Ralph L. McDade, Ph.D. .............         10,200             182,975             *                   *

Michael D. Spain, M.D. .............             --             121,221             *                   *

James L. Persky.....................             --             138,221             *                   *

G. Walter Loewenbaum (1)(2).........      3,447,600             415,907          17.1                14.3

A. Sidney Alpert....................        204,000              10,200             *                   *

Robert J. Cresci....................        119,850              51,000             *                   *

Laurence E. Hirsch..................        331,500              10,200           1.5                 1.3

Fred C. Goad, Jr. (3)...............        245,820              51,000           1.3                 1.0

Jim D. Kever (4)....................        203,998              51,000           1.1                   *

John E. Koerner, III (5)............      1,425,960              51,000           6.6                 5.5

William L. Roper MD, MPH............             --              15,000             *                   *

All directors and executive officers
   as a group (15 persons)..........     11,645,332           1,393,265          55.3                46.5

--------------------------------------------------------------------------------

Principal stockholders

--------------------------------------------------------------------------------

                           Number of           Number of Percent owned
                              shares   shares underlying   before this       Percent owned
Beneficial Owner         outstanding options or warrants      offering after this offering
------------------------------------------------------------------------------------------

Five percent
stockholders
R. Jerrold Fulton (6)...   1,672,800                  --           7.5                 6.3
 305 Evergreen Trail
 Cedar Hill, Texas 75104

John R. Kettman.........   1,363,059                  --           6.1                 5.1
 3119 Barton Road
 Carrollton, Texas 75007

--------

*  Less than 1.0%.

(1) Consists of 2,835,000 shares held by Mr. Loewenbaum and 612,000 shares of held by a partnership in which Mr. Loewenbaum is the general partner. Mr. Loewenbaum disclaims beneficial ownership of the shares held by the partnership.

(2) Includes 415,907 shares issuable upon the exercise of a warrant, 268,007 of which are held by Mr. Loewenbaum and 146,880 of which are held by a trust for the benefit of Mr. Loewenbaum's children.

(3) Includes 612 shares held by a trust of which Mr. Goad is the trustee. Mr. Goad disclaims beneficial ownership of the shares held by the trust.

(4) Consists of 85,811 shares held by Mr. Kever and 118,189 shares held by a trust of which Mr. Kever is the trustee. Mr. Kever disclaims beneficial ownership of the shares held by the trust.

(5) Includes 1,275,000 shares held by Koerner Capital Corporation of which Mr. Koerner is the sole stockholder and 150,960 shares held by two trusts for the benefit of his children. Mr Koerner disclaims beneficial ownership of the shares held by the trusts.

(6) Consists of 448,800 shares held by Dr. Fulton and 1,224,000 shares held by a partnership in which Dr. Fulton is the general partner. Dr. Fulton disclaims beneficial ownership of the shares held by the partnership.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Description of capital stock

The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our certificate of incorporation and our bylaws, all as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to the certificate and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock, as well as options and warrants to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the certificate.

Upon completion of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

COMMON STOCK

As of March 21, 2000, there were 13,407,478 shares of common stock outstanding and held of record by 127 stockholders. There will be 26,676,070 shares of common stock outstanding upon the closing of this offering, which gives effect to the issuance of 4,500,000 shares of common stock offered by us under this prospectus and the conversion of preferred stock discussed below.

Each share of common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held.

Subject to the prior rights and preferences, if any, applicable to shares of preferred stock or any series of preferred stock, the holders of common stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by our board out of any funds legally available for the payment of dividends.

If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no preferences or any preemptive conversion or exchange rights.

PREFERRED STOCK

As of March 21, 2000, there were 841,359 shares of convertible preferred stock outstanding. Upon the closing of this offering, all outstanding shares of convertible preferred stock will be converted into 8,768,592 shares of our common stock and will be held of record by 214 stockholders. These shares of convertible preferred stock will no longer be authorized, issued or outstanding. Our certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock, par value $.001 per share.

Our board is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a

--------------------------------------------------------------------------------

Description of capital stock

--------------------------------------------------------------------------------

resolution or resolutions adopted by the board. The board may authorize the issuance of shares of preferred stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over the then market price.

WARRANTS

As of March 21, 2000, warrants to purchase a total of 535,500 shares of our common stock, at an exercise price of $1.96 per share, were outstanding. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The warrants expire April 2, 2002. The warrants grant to the holders registration rights with respect to the common stock issuable upon their exercise, which are described below. All of these warrants will be exercisable immediately before this offering.

REGISTRATION RIGHTS

At any time six months following the effective date of this offering, the holders of warrants to purchase 535,500 shares of common stock will be entitled to demand the registration of their shares under the Securities Act of 1933. We are not required to effect more than one registration for such holders pursuant to these demand registration rights, which expire on April 2, 2002. In addition, after the closing of this offering these holders will be entitled to piggyback registration rights with respect to the registration of the shares of common stock underlying their warrants. If we propose to register any shares of common stock either for our account or for the account of other security holders, the holders of shares having piggyback rights are entitled to receive notice of the registration and are entitled to include their shares in the registration. These registration rights are subject to conditions and limitations, among which is the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in such registration. We are generally required to bear all of the expenses of all these registrations, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions. Registration of any of the shares of our common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of such registration.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

We are subject to Section 203 of the Delaware General Corporation Law, or DGCL
Section 203, which regulates corporate acquisitions. DGCL Section 203 prevents certain Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, under certain circumstances in a "business combination" with any "interested stockholder" for three years following the date that such stockholder became an interested stockholder. For purposes of DGCL Section 203, a "business combination" includes, among other things, a merger or consolidation involving Luminex and the interested stockholder and the sale of more than ten percent (10%) of Luminex's assets. In general, DGCL Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of Luminex and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may "opt out" of DGCL Section 203 with an express provision in its original certificate of

--------------------------------------------------------------------------------

Description of capital stock

--------------------------------------------------------------------------------

incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not "opted out" of the provisions of DGCL Section 203.

Our certificate of incorporation provides that the board of directors is divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Luminex and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. The certificate of incorporation also provides that all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Further, certain provisions of our certificate of incorporation provide that the stockholders may amend the bylaws or certain provisions of the certificate of incorporation only with the affirmative vote of 75% of our capital stock. These provisions of the certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Luminex. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Luminex. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if each stockholder is given proper advance notice of the action. The bylaws further provide that special meetings of stockholders may only be called by a majority of our board of directors, our chairman of the board of directors or our president. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.


TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock. The market price of our common stock after this offering could decline as a result of the sale of a large number of shares of our common stock in the market, or the perception that such sales could occur. Such sales also could make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Based on the number of shares outstanding at March 21, 2000, after this offering, we will have 26,676,070 outstanding shares of common stock. Of these shares, the shares being offered hereby are freely tradable. This leaves 22,176,070 shares eligible for sale in the public market as follows:

 Number
 of Shares  Date
-----------------------------------------------------------------------------
     --     After the date of this prospectus
            At various times after 90 days from the date of this prospectus
 736,422    under Rule 701
 21,439,648 At various times after 180 days from the date of this prospectus, subject, in some cases, to volume limitations under Rule 144

The holders of 98.8% of our common stock, including all of our directors and officers, together with the holders of options to purchase 2,106,300 shares of common stock and the holders of warrants to purchase 535,500 shares of common stock, have entered into lock-up agreements under which they have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Warburg Dillon Read LLC.

In general, under Rule 144 of the Securities Act of 1933, a person or persons whose shares are required to be aggregated, including an affiliate, whose shares have been owned for at least one year is entitled to sell, within any three-month period after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock -- approximately 264,728 shares immediately after this offering -- or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and whose shares have been beneficially owned by nonaffiliates for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Following 90 days after the date of this prospectus, shares issued upon exercise of options that we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act of 1933. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act of 1933 but without compliance with the restrictions, including the holding-period requirement, imposed under Rule 144. As of March 21, 2000, options to purchase a total of 4,224,338 shares of common stock were outstanding, 1,399,373 of which were currently exercisable. Of these 4,224,338 shares, 736,422 shares may be eligible for sale in the public market at various times after 90 days from the date of this prospectus.

--------------------------------------------------------------------------------

Shares eligible for future sale

--------------------------------------------------------------------------------

Approximately 180 days after the date of this prospectus, we intend to file a registration statement to register for resale the 4,231,134 shares of common stock reserved for issuance under our stock option plans. We expect the registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to above.

Stockholders holding warrants to purchase 535,500 shares of common stock have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. See "Management -- Benefit plans," "Principal stockholders," "Shares eligible for future sale" and "Underwriting."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Underwriting

Luminex and the underwriters for the offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Warburg Dillon Read LLC, Lehman Brothers Inc. and Dain Rauscher Incorporated are the representatives of the underwriters.

                                                                          Number
Underwriters                                                           of shares
--------------------------------------------------------------------------------
Warburg Dillon Read LLC..............................................
Lehman Brothers Inc..................................................
Dain Rauscher Incorporated...........................................
                                                                       ---------
  Total..............................................................  4,500,000
                                                                       =========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an additional 675,000 shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 675,000 shares.

                                                       No exercise Full exercise
--------------------------------------------------------------------------------
Per share............................................   $             $
  Total..............................................   $             $

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $700,000.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $           per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $           per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

Luminex, its directors, officers and certain of its stockholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Warburg Dillon Read LLC.

--------------------------------------------------------------------------------

Underwriting

--------------------------------------------------------------------------------


The underwriters have reserved for sale, at the initial public offering price, up to 225,000 shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserve shares program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated by us and the representatives. The principal factors to be considered in determining the initial public offering price include:

 .the information set forth in this prospectus and otherwise available to the representatives;

 .the history and the prospects for the industry in which we compete;

 .the ability of our management;

 .our prospects for future earnings, the present state of our development, and our current financial position;

 .the general condition of the securities markets at the time of this offering; and

 .the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.

Upon the closing of this offering, Dain Rauscher Wessels will pay a cash referral fee of approximately $200,000 to LeCorgne, Loewenbaum & Co., LLC or Loewenbaum & Company Incorporated, each of which is an affiliate of G. Walter Loewenbaum, a director of Luminex, for introducing it to us.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for Luminex Corporation by Thompson & Knight LLP, Austin, Texas. Certain partners of Thompson & Knight LLP maintain beneficial ownership of 26,520 shares of our common stock. Dewey Ballantine LLP, New York, New York, is acting as counsel for the underwriters in connection with various legal matters relating to the shares of common stock offered by this prospectus.

Experts

Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 as set forth in their report. We have included our financial statements in this prospectus in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are apart of the registration statement for a copy of the contract or document.

You may read and copy all or any portion of the registration statement or any other information Luminex files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.


--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------


INDEX TO FINANCIAL STATEMENTS

                                                                            Page
--------------------------------------------------------------------------------
Report of Independent Auditors.............................................  F-2
Balance Sheets.............................................................  F-3
Statements of Operations...................................................  F-4
Statements of Changes in Stockholders' Equity..............................  F-5
Statements of Cash Flows...................................................  F-6
Notes to Financial Statements..............................................  F-7

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Luminex Corporation

We have audited the accompanying balance sheets of Luminex Corporation as of December 31, 1998 and 1999, and the related statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Luminex Corporation at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Austin, Texas
January 28, 2000, except for Notes 4 and 10, as to which the date is March 9, 2000

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

BALANCE SHEETS
(in thousands, except share and per share amounts)

                                                                     Pro Forma
                                                                 Stockholders'
                                                                        Equity
                                               December 31,       December 31,
                                                 1998      1999           1999
-------------------------------------------------------------------------------
                                                                   (unaudited)
Assets
Current assets:
 Cash and cash equivalents.................    $8,537    $4,083
 Short-term investments....................        --     4,929
 Accounts receivable, net of allowance for
    doubtful accounts of $14 in 1998 and
    $64 in 1999............................       146     1,341
 Inventory.................................        47       663
 Other.....................................        61       181
                                             --------  --------
Total current assets.......................     8,791    11,197
Property and equipment, net................       799     1,369
                                             --------  --------
Total assets...............................    $9,590   $12,566
                                             ========  ========
Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable..........................      $168      $373
 Accrued liabilities.......................       158       278
 Deferred revenue..........................        74       120
                                             --------  --------
Total current liabilities..................       400       771
Deferred revenue...........................        --       600

Stockholders' equity:
 Preferred Stock, $2 par value, 5,000,000
    shares authorized:
  Series A Convertible Preferred Stock, $2
     stated value, shares issued and
     outstanding: 457,250 in 1998 and 1999;
     no shares pro forma...................       915       915            $--
  Series B Convertible Preferred Stock, $40
     stated value, shares issued and
     outstanding: 150,000 in 1998 and 1999;
     no shares pro forma...................     6,000     6,000             --
  Series C Convertible Preferred Stock, $80
     stated value, shares issued and
     outstanding: 151,571 in 1998 and 1999;
     no shares pro forma...................    12,126    12,126             --
  Series D Convertible Preferred Stock,
     $120 stated value, shares issued and
     outstanding: 57,538 in 1999; no shares
     pro forma.............................        --     6,905             --
  Series E Convertible Preferred Stock,
     $120 stated value, shares issued and
     outstanding: 25,000 in 1999; no shares
     pro forma.............................        --     3,000             --
 Common Stock, $.001 par value, 50,000,000
    shares authorized; shares issued and
    outstanding: 13,133,849 and 13,167,754
    in 1998 and 1999, respectively;
    21,936,346 shares pro forma............        13        13             22
 Warrants to purchase 535,500 shares of
    Common Stock at $1.96 per share........       180       180            180
 Additional paid-in capital................       336     5,511         34,448
 Deferred stock compensation...............        --      (467)          (467)
 Accumulated deficit.......................   (10,380)  (22,988)       (22,988)
                                             --------  --------       --------
Total stockholders' equity.................     9,190    11,195       $ 11,195
                                             --------  --------       ========
Total liabilities and stockholders'
   equity..................................    $9,590   $12,566
                                             ========  ========

See accompanying notes.

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

                                                    Year ended December 31,
                                                       1997     1998      1999
-------------------------------------------------------------------------------
Revenue:
 Product..........................................      $99     $386    $2,606
 Grant............................................       --       --       506
                                                    -------  -------  --------
Total revenue.....................................       99      386     3,112
Cost of product revenue...........................       10       88     1,172
                                                    -------  -------  --------
Gross margin......................................       89      298     1,940
Operating expenses:
 Research and development.........................    1,594    3,611     6,188
 Selling, general and administrative..............    1,426    2,566     5,238
                                                    -------  -------  --------
Total operating expenses..........................    3,020    6,177    11,426
                                                    -------  -------  --------
Loss from operations..............................   (2,931)  (5,879)   (9,486)
Interest income...................................      178      283       284
                                                    -------  -------  --------
Net loss..........................................   (2,753)  (5,596)   (9,202)
Accretion of discount on convertible preferred
   stock..........................................      --       --     (3,406)
                                                    -------  -------  --------
Net loss applicable to common stockholders........  $(2,753) $(5,596) $(12,608)
                                                    =======  =======  ========
Net loss per share, basic and diluted ............   $(0.21)  $(0.43)   $(0.96)
                                                    =======  =======  ========
Shares used in computing net loss per share, basic
   and diluted....................................   12,842   13,086    13,151
Pro forma net loss per share, basic and diluted
   (unaudited)....................................                      $(0.45)
                                                                      ========
Shares used in computing pro forma net loss per
   share, basic and diluted (unaudited)...........                      20,529

See accompanying notes.

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(in thousands, except share amounts)

                            Convertible                                                                              Total
                          Preferred Stock    Common Stock             Additional      Deferred               Stockholders'
                            Number             Number                    Paid-in         Stock  Accumulated         Equity
                         of Shares  Amount  of Shares Amount Warrants    Capital  Compensation      Deficit      (Deficit)
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31,
  1996..................   457,250    $915 12,842,308    $13      $--       $993           $--      $(2,031)         $(110)
 Issuance of Preferred
   Stock,
   Series B.............   150,000   6,000         --     --       --         --            --           --          6,000
 Stock issuance costs...        --      --         --     --      180       (353)           --           --           (173)
 Net loss...............        --      --         --     --       --         --            --       (2,753)        (2,753)
                           ------- ------- ----------    ---     ----    -------        ------     --------        -------
Balance at December 31,
  1997..................   607,250   6,915 12,842,308     13      180        640            --       (4,784)         2,964
 Issuance of Preferred
   Stock,
   Series C.............   151,571  12,126         --     --       --         --            --           --         12,126
 Stock issuance costs...        --      --         --     --       --       (868)           --           --           (868)
 Exercise of stock
   options..............        --      --      5,439     --       --          3            --           --              3
 Common stock issued for
   assets purchased.....        --      --    286,102     --       --        561            --           --            561
 Net loss...............        --      --         --     --       --         --            --       (5,596)        (5,596)
                           ------- ------- ----------    ---     ----    -------        ------     --------        -------
Balance at December 31,
  1998..................   758,821  19,041 13,133,849     13      180        336            --      (10,380)         9,190
 Issuance of Preferred
   Stock,
   Series D, net of
   discount.............    57,538   6,499         --     --       --        406            --           --          6,905
 Issuance of Preferred
   Stock,
   Series E, net of
   discount.............    25,000      --         --     --       --      3,000            --           --          3,000
 Stock issuance costs...        --      --         --     --       --         (8)           --           --             (8)
 Accretion of discount
   on convertible
   preferred stock......        --   3,406         --     --       --         --            --       (3,406)            --
 Exercise of stock
   options..............        --      --     33,905     --       --         47            --           --             47
 Deferred stock
   compensation related
   to stock options.....        --      --         --     --       --      1,730        (1,730)          --             --
 Amortization of
   deferred stock and
   stock compensation
   expense..............        --      --         --     --       --         --         1,263           --          1,263
 Net loss...............        --      --         --     --       --         --            --       (9,202)        (9,202)
                           ------- ------- ----------    ---     ----    -------        ------     --------        -------
Balance at December 31,
  1999..................   841,359 $28,946 13,167,754    $13     $180     $5,511         $(467)    $(22,988)       $11,195
                           ======= ======= ==========    ===     ====    =======        ======     ========        =======
Pro forma balance at
  December 31, 1999
  (unaudited)...........        --     $-- 21,936,346    $22     $180    $34,448         $(467)    $(22,988)       $11,195
                           ======= ======= ==========    ===     ====    =======        ======     ========        =======

See accompanying notes.

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
(in thousands)

                                                     Year ended December 31,
                                                        1997     1998     1999
-------------------------------------------------------------------------------
Operating activities
Net loss...........................................  $(2,753) $(5,596) $(9,202)
Adjustment to reconcile net loss to cash used in
   operating activities:
 Depreciation expense..............................       69      220      330
 Amortization expense..............................       --      143      186
 Amortization of deferred stock and stock
    compensation expense...........................       --       --    1,263
 Changes in operating assets and liabilities:
  Accounts receivable..............................      (39)    (108)  (1,195)
  Inventory........................................      (44)      (3)    (616)
  Other assets.....................................      (13)     (48)    (120)
  Accounts payable.................................       59       64      205
  Accrued liabilities..............................     (167)     107      120
  Deferred revenue.................................       --       74      646
                                                     -------  -------  -------
Net cash used in operating activities..............   (2,888)  (5,147)  (8,383)
Investing activities
Purchase of short-term investments.................       --       --   (4,929)
Purchase of property and equipment.................     (132)    (399)  (1,085)
                                                     -------  -------  -------
Net cash used in investing activities..............     (132)    (399)  (6,014)
Financing activities
Proceeds from issuance of Common Stock.............       --        3       47
Proceeds from issuance of Preferred Stock..........    6,000   12,126    9,904
Stock issuance costs...............................     (173)    (867)      (8)
                                                     -------  -------  -------
Net cash provided by financing activities..........    5,827   11,262    9,943
Increase in cash and cash equivalents..............    2,807    5,716   (4,454)
Cash and cash equivalents, beginning of year.......       14    2,821    8,537
                                                     -------  -------  -------
Cash and cash equivalents, end of year.............   $2,821   $8,537   $4,083
                                                     =======  =======  =======
Non-cash activities
Common stock issued to acquire property and
   equipment from related party....................      $--     $561      $--

See accompanying notes.

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

1. Organization and business

Luminex Corporation (the "Company") was incorporated in the state of Texas in May 1995. In June 1998, the Company reincorporated in the state of Delaware. Since its formation, the Company's activities have been focused primarily on the research and development of a unique molecular measurement and analysis system (the LabMAP System) capable of performing multiple tests rapidly and economically on a single patient sample.

From its inception through December 31, 1998, the Company's activities were focused primarily on research and development and raising capital and, accordingly, the Company was considered to be a development stage company. In 1999, the Company commenced shipments of its intended product, the Luminex 100, and is no longer considered a development stage company.

2. Summary of significant accounting policies

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts and results could differ from those estimates, and such differences could be material to the financial statements.

Revenue recognition
Revenues from sales of the Company's products are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed and determinable and collectibility is probable. Revenues from royalties related to agreements with strategic partners are recognized when such amounts are reported to the Company. No royalty revenues have been recognized through December 31, 1999. The Company reserves for uncollectible accounts based upon experience.

In accordance with the terms of the grant, grant revenue is recorded as research expenses relating to the grant are incurred, provided that the amounts received are not refundable if the research is not successful.

Amounts billed or collected in excess of revenue recognized is recorded as deferred revenue.

Cash equivalents
Cash equivalents consist of cash deposits and investments with original maturities of three months or less when purchased.

Short-term investments
In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company's short-term investments are classified as held-to-maturity. Short-term investments are classified as held-to maturity as the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Interest on securities classified as held-to-maturity is also included in interest income.

All of the short-term investments mature within one year of December 31, 1999.

Concentration of credit risk and significant customers
Financial instruments which potentially subject the Company to concentrations of credit risk consist of short-term investments and trade receivables. The Company's short-term investments consist of investments in high credit quality financial institutions and issuers.

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


The Company provides credit, in the normal course of business, to a number of customers geographically dispersed primarily throughout the U.S. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses.

The following table summarizes the changes in the allowance for doubtful accounts for 1997, 1998, and 1999 (in thousands):

Balance at December 31, 1996............................................... $--
  Additions charged to costs and expenses..................................  --
  Write-off of uncollectible accounts......................................  --
                                                                            ---
Balance at December 31, 1997...............................................  --
  Additions charged to costs and expenses..................................  14
  Write-off of uncollectible accounts......................................  --
                                                                            ---
Balance at December 31, 1998...............................................  14
  Additions charged to costs and expenses..................................  64
  Write-off of uncollectible accounts...................................... (14)
                                                                            ---
Balance at December 31, 1999............................................... $64
                                                                            ===

Sales to individual customers constituting 10% or more of total revenues for each year were as follows (in thousands):

                                                                      Year ended
                                                                    December 31,
                                                                  1997  1998 1999
---------------------------------------------------------------------------------
Customer No. 1...................................................  14%   --   --
Customer No. 2...................................................  10    --   --
Customer No. 3...................................................  10    --   --
Customer No. 4...................................................  10    --   --
Customer No. 5...................................................  10    --   --
Customer No. 6...................................................  --    --   10%

Inventory
Inventory, consisting primarily of raw materials and purchased components, is stated at the lower of cost or market. Cost is determined by the weighted average method. The Company routinely assesses its on-hand inventory for timely identification and measurement of obsolete, slow-moving, or otherwise impaired inventory. As of December 31, 1998 and 1999, no such inventory had been identified and no inventory reserves were recorded.

Property and equipment
Property and equipment are stated at cost. Property and equipment are depreciated on a straight-line basis over the useful lives of the assets, which are generally three to seven years. Leasehold improvements are amortized on a straight-line basis over the shorter of the remaining term of the lease or its estimated useful life.

Software costs
Purchased software is capitalized at cost and amortized over the estimated useful life, generally five years. Software developed for use in the Company's products is expensed as incurred and is classified as research and development expense.

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


Impairment of long-lived assets
In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company will measure the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset. To date, no such indicators of impairment have been identified.

Research and development costs
Research and development costs are expensed in the period incurred. SFAS No. 86, Accounting for the Costs of Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs related to software development incurred between completion of the working model and the point at which the product is ready for general release have been insignificant. Through December 31, 1999, all software development costs have been expensed.

Patent costs
Costs related to patent applications and prosecution are expensed as incurred as recoverability of such expenditures is uncertain.

Income taxes
The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This statement prescribes the use of the liability method whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Advertising costs
The Company expenses advertising costs as incurred. Advertising expenses were not significant for all years presented.

Stock-based compensation
SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options. As allowed by SFAS 123, the Company has elected to continue to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

Comprehensive income
In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes standards for reporting comprehensive income and its components in a full set of financial statements. The Company adopted SFAS 130 during the year ended December 31, 1998. There was no impact to the Company as a result of the adoption of SFAS 130, as there no differences between net loss and comprehensive loss for all periods.

Segment reporting
The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS 131"), during 1998. SFAS 131 requires the use of a management approach in identifying segments of an enterprise. Management has determined that the Company operates in one business segment.

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


Net loss per share
In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (or SAB) No. 98, basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. Potentially dilutive securities composed of incremental common shares issuable upon the exercise of stock options and warrants, and common shares issuable on conversion of preferred stock, were excluded from historical diluted loss per share because of their anti-dilutive effect.

Under the provisions of SAB No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

Pro forma net loss per share has been computed as described above and also gives effect to common equivalent shares arising from preferred stock that will automatically convert upon the closing of the initial public offering contemplated by this prospectus (using the as-if converted method from the original date of issuance).

The following is a reconciliation of the numerator and denominator of basic and diluted net loss per share (in thousands, except per share amounts):

                                                    Year Ended December 31,
                                                       1997     1998      1999
-------------------------------------------------------------------------------
Basic and diluted:
Net loss applicable to common stockholders......... $(2,753) $(5,596) $(12,608)
                                                    =======  =======  ========
Weighted average shares of common stock
   outstanding.....................................  12,842   13,086    13,151
                                                    =======  =======  ========
Basic and diluted net loss per share...............  $(0.21)  $(0.43)   $(0.96)
                                                    =======  =======  ========
Pro forma basic and diluted:
Net loss applicable to common stockholders.........                   $(12,608)
Add back: Accretion of discount on convertible
   preferred stock.................................      --       --     3,406
                                                                      --------
Pro forma net loss applicable to common
   stockholders....................................                   $ (9,202)
                                                                      ========
Shares used above..................................                     13,151
Pro forma adjustment to reflect weighted average
   effect of assumed conversion of preferred
   stock...........................................                      7,378
                                                                      --------
Shares used in computing pro forma basic and
   diluted net loss per share......................                     20,529
                                                                      ========
Basic and diluted pro forma net loss per share.....                     $(0.45)
                                                                      ========

The Company has excluded all convertible preferred stock, outstanding stock options, outstanding warrants to purchase stock and shares subject to repurchase from the calculation of diluted loss per common share because all such securities are antidilutive for all applicable periods presented. The total number of shares excluded from the calculations of diluted net loss per share, prior to application of the treasury stock method for options, was 6,213,330, 9,863,318 and 12,741,278 for the years ended December 31, 1997, 1998 and 1999, respectively. Such securities, had they been dilutive, would have been included in the computations of diluted net loss per share. See Note 4 for further information on these securities.

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


Unaudited pro forma stockholders' equity
The unaudited pro forma stockholders' equity information at December 31, 1999 reflects the conversion of the convertible preferred stock.

Recently issued accounting standards
In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, which is effective for fiscal years beginning after June 15, 2000. This statement requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's financial statements for the year ending December 31, 2001. Management believes that this statement will not have a material impact on the Company's financial position or results of operations.

In March 1999, the FASB issued an exposure draft entitled Accounting for Certain Transactions involving Stock Compensation, which is a proposed interpretation of APB Opinion No. 25. However, the exposure draft has not been finalized. Once finalized and issued, the current accounting practices for transactions involving stock compensation may need to change and such changes could affect the Company's future operating results.

In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB No. 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The application of SAB No. 101 did not have a material impact on the financial statements of the Company.

Reclassification
Certain amounts in the prior year financial statements have been reclassified to conform to current year presentation.

3. Property and equipment

Property and equipment consisted of the following at December 31 (in thousands):

                                                                   1998    1999
--------------------------------------------------------------------------------
Laboratory equipment............................................   $783  $1,180
Computer equipment..............................................    128     264
Leasehold improvements..........................................    229     609
Purchased software and intangibles..............................     56     123
Furniture and fixtures..........................................     87     192
                                                                 ------  ------
                                                                  1,283   2,368
Less accumulated amortization and depreciation..................   (484)   (999)
                                                                 ------  ------
                                                                   $799  $1,369
                                                                 ======  ======

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


4. Stockholders' equity

Series A Preferred Stock
A total of 457,250 shares of Series A Preferred Stock ("Series A Stock") were issued in 1995 and 1996 at $2.00 per share. The Series A Stock does not currently pay a dividend but is entitled to receive a dividend on a pro rata basis if any dividend is paid to holders of the Common Stock. The Series A Stock is entitled to one vote on all matters in which shares of Common Stock are entitled to vote except in certain circumstances under the Delaware General Corporation Law ("DGCL") where the holders are entitled to vote as a class. Each share of Series A Stock is convertible at the option of the holder into
2.04 shares of Common Stock subject to adjustment to protect against dilution, and has a preference in liquidation of $2.00.

With at least 30 days notice to each holder, the Company may, at its option, redeem all but not part of the Series A Stock. All outstanding shares of Series A Stock are subject to automatic conversion into fully paid and nonassessable shares of Common Stock by the Company at $2.00 per share of Common Stock, on the date that a registration statement registering any shares of Common Stock under the Securities Act is declared effective by the Securities Exchange Commission.

Series B Preferred Stock
A total of 150,000 shares of Series B Preferred Stock ("Series B Stock") were issued in 1997 at $40.00 per share. The Series B Stock does not currently pay a dividend but is entitled to receive a dividend on a pro rata basis if any dividend is paid to the holders of the Common Stock. The Series B Stock is entitled to ten votes on all matters in which shares of Common Stock are entitled to vote except in certain circumstances under the DGCL where the holders are entitled to vote as a class. Each share of Series B Stock is convertible at the option of the holder into 20.4 shares of Common Stock, subject to adjustment to protect against dilution, and has a preference in liquidation of $40.00.

The Company may at its option, with not less than 30 and not more than 60 days notice, redeem all but not part of the Series B Stock for $40.00 per share. All outstanding shares of Series B Stock are subject to automatic conversion into fully paid and nonassessable shares of Common Stock by the Company at $4.00 per share of Common Stock, on the date that a registration statement registering any shares of Common Stock under the Securities Act is declared effective by the Securities Exchange Commission.

Series C Preferred Stock
A total of 151,571 shares of Series C Preferred Stock ("Series C Stock") were issued in 1998 at $80.00 per share. The Series C Stock does not currently pay a dividend but is entitled to receive a dividend on a pro rata basis if any dividend is paid to holders of the Common Stock. The Series C Stock is entitled to ten votes on all matters in which shares of Common Stock are entitled to vote except in certain circumstances under the DGCL where the holders are entitled to vote as a class. Each share of Series C Stock is convertible at the option of the holder into 20.4 shares of Common Stock subject to adjustment to protect against dilution, and has a preference in liquidation of $80.00.

The Company may, at its option, with not less than 30 and not more than 60 days notice, redeem all but not part of the Series C Stock for $80.00 per share. All outstanding shares of Series C Stock are subject to automatic conversion into fully paid and nonassessable shares of Common Stock by the Company at $8.00 per share of common stock, on the date that a registration statement registering any shares of Common Stock under the Securities Act is declared effective by the Securities and Exchange Commission.

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


Series D Preferred Stock
A total of 57,538 shares of Series D Preferred Stock ("Series D Stock") were issued in 1999 at $120.00 per share. The Series D Stock does not currently pay a dividend but is entitled to receive a dividend on a pro rata basis if any dividend is paid to holders of the Common Stock. The Series D Stock is entitled to ten votes on all matters in which shares of Common Stock are entitled to vote except in certain circumstances under the DGCL where the holders are entitled to vote as a class. Each share of Series D Stock is convertible at the option of the holder into 20.4 shares of Common Stock subject to adjustment to protect against dilution, and has a preference in liquidation of $120.00.

The Company may, at its option, with not less than 30 and not more than 60 days notice, redeem all but not part of the Series D Stock for $120.00 per share. All outstanding shares of Series D Stock are subject to automatic conversion into fully paid and nonassessable shares of Common Stock by the Company at $12.00 per share of common stock, on the date that a registration statement registering any shares of Common Stock under the Securities Act is declared effective by the Securities and Exchange Commission.

Series E Preferred Stock
A total of 25,000 shares of Series E Preferred Stock ("Series E Stock") were issued in 1999 at $120.00 per share. The Series E Stock does not currently pay a dividend but is entitled to receive a dividend on a pro rata basis if any dividend is paid to holders of the Common Stock. The Series E Stock is entitled to ten votes on all matters in which shares of Common Stock are entitled to vote except in certain circumstances under the DGCL where the holders are entitled to vote as a class. Each share of Series E Stock is convertible at the option of the holder into 20.4 shares of Common Stock subject to adjustment to protect against dilution, and has a preference in liquidation of $120.00.

The Company may, at its option, with not less than 30 and not more than 60 days notice, redeem all but not part of the Series C Stock for $120.00 per share. All outstanding shares of Series E Stock are subject to automatic conversion into fully paid and nonassessable shares of Common Stock by the Company at $12.00 per share of common stock, on the date that a registration statement registering any shares of Common Stock under the Securities Act is declared effective by the Securities and Exchange Commission.

Discount on Convertible Preferred Stock

The Company recorded a beneficial conversion feature pursuant to EITF 98-5 for certain shares of Series D Stock issued in November 1999 and the shares of Series E Stock issued in December 1999. The beneficial conversion feature was calculated as the difference between the conversion price and the fair value of the Common Stock into which the preferred stock is convertible. The Company recorded a discount of $406,000 for Series D Stock issued in November 1999 and $3,000,000 for Series E Stock issued in December 1999. The total discount of $3,406,000 was immediately accreted as a preferred stock dividend as the Series D Stock and the Series E Stock were immediately convertible upon issuance.

Common Stock
At December 31, 1999, there were 13,167,754 shares of Common Stock issued and outstanding. In addition, approximately 13,344,749 shares were reserved for future issuance upon exercise of stock options and warrants and upon conversion of convertible securities.

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


Warrants to purchase Common Stock
In conjunction with the sale of the Series B Stock, the Company issued warrants to purchase an aggregate of 535,500 shares of Common Stock at an exercise price of $1.96 per share. The warrants may be exercised, in whole or in part, at any time prior to April 3, 2002. (See also Note 8.)

Stock option plan
Under the Company's Stock Option Plan, which was amended in May 1998 (the "Plan"), options to purchase up to 4,080,000 shares of the Company's Common Stock may be granted to employees, officers, non-employee directors and advisors of the Company. The Plan is administered by the Stock Option Committee of the Board of Directors which has the authority to determine the terms and conditions under which options will be granted, including the number of shares, option price, vesting schedule and term. Under certain circumstances, the Company may repurchase previously granted options or shares issued upon the exercise of a previously granted option.

Since inception, the Company has granted options to employees at estimated fair market value on the date of grant. Employee options generally vest one-third on each of the first, second and third anniversary dates from the date of grant and have a term of five years.

In 1997, the Company granted a fully vested option to purchase 38,250 shares of the Company's Common Stock to a consulting firm at an exercise price of $1.96 per share that expires on January 31, 2002. The Company granted an additional 369,750 options to this consulting firm with vesting based on the achievement of identified milestones. No amount was allocated to the value of these options as such amounts were insignificant. In 1999, the consulting firm surrendered all the options in exchange for issuance by the Company of a fully vested option to purchase 102,000 shares of the Company's Common Stock at an exercise price of $1.96 per share. The Company recorded, in selling, general and administrative expenses, stock compensation in the amount of approximately $433,000 in connection with the issuance of stock options to the consulting firm.

The Company recorded total deferred stock compensation of $1,730,000 in connection with certain stock options granted during the year ended December 31, 1999 including stock options granted to a consultant as described in the preceding paragraph. The amount represents the difference between the exercise price of stock option grants for 218,481 shares of common stock and the deemed fair value of the Company's common stock at the time of such grants which ranged from $1.96 to $5.88 per share and $3.92 to $15.30 per share, respectively. Such amount is being amortized over the vesting periods of the applicable options resulting in amortization of $1,263,000 for the year ended December 31, 1999.

Pro forma information regarding net loss is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the minimum value method of that Statement. The minimum value for these options was estimated at the date of grant using a minimum value option pricing model with the following assumptions for 1997, 1998 and 1999; volatility of 0%; risk free interest rate of 6%; expected life of the options of 5 years; and an expected dividend yield of 0%.

For purposes of pro forma disclosures, the estimated fair value of the options is expensed over the options' vesting periods. The Company's pro forma information is as follows (in thousands):

                                                        1997     1998     1999
-------------------------------------------------------------------------------
Net loss as reported................................ $(2,753) $(5,596) $(9,202)
Pro forma net loss..................................  (2,800)  (5,753)  (9,468)
Diluted net loss per share as reported..............   (0.21)   (0.43)   (0.70)
Pro forma diluted net loss per share................   (0.22)   (0.44)   (0.72)

The weighted average grant date fair value of options granted was $0.51, $0.84 and $1.04 for 1997, 1998 and 1999, respectively.

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


A summary of the changes in Common Stock options is as follows:

                                                                       Weighted
                                                              Range of  average
                                                              exercise exercise
                                                   Shares       prices    price
-------------------------------------------------------------------------------
Options outstanding, December 31, 1996.........   405,960        $0.49    $0.49
 Granted....................................... 1,279,080        $1.96    $1.96
 Exercised.....................................        --           --       --
 Surrendered...................................        --           --       --
                                                ---------  -----------    -----
Options outstanding, December 31, 1997......... 1,685,040  $0.49-$1.96    $1.61
 Granted.......................................   574,260  $2.94-$3.92    $3.52
 Exercised.....................................    (5,439)       $0.49    $0.49
 Surrendered...................................   (10,881) $0.49-$2.94    $1.96
                                                ---------  -----------    -----
Options outstanding, December 31, 1998......... 2,242,980  $0.49-$3.92    $2.10
 Granted....................................... 1,666,884  $1.96-$5.88    $4.03
 Exercised.....................................   (33,905) $0.49-$1.96    $1.38
 Surrendered...................................  (438,600)       $1.96    $1.96
                                                ---------  -----------    -----
Options outstanding, December 31, 1999......... 3,437,359  $0.49-$5.88    $3.06
                                                =========

The following table summarizes information about options outstanding at December 31, 1999:

                      Options outstanding                Options exercisable
                      Weighted average       Weighted      Number       Weighted
Exercise       Number        remaining        average exercisable        average
price     outstanding contractual life exercise price  and vested exercise price
--------------------------------------------------------------------------------
$0.49         384,295             1.16          $0.49     323,095          $0.49
 1.96         918,000             2.80           1.96     690,169           1.96
 2.94         330,480             3.16           2.94     110,148           2.94
 3.92       1,555,500             4.29           3.92     266,891           3.92
 5.88         249,084             4.21           5.88      46,783           5.88
            ---------                                   ---------
            3,437,359                                   1,437,086
            =========                                   =========

5. Income taxes

As of December 31, 1999, the Company had federal net operating loss carryforwards of approximately $17,077,000 and research and development credit carryforwards of approximately $572,000 that will begin to expire in 2010 if not utilized.

The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. The Company's utilization of the net operating losses will be subject to an annual limitation due to an "ownership change" resulting from the sales of private equity securities. The annual limitations will result in the expiration of no more than $750,000 of net operating losses before utilization.

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows (in thousands):

                                                                   1998    1999
--------------------------------------------------------------------------------
Deferred tax assets:
 Deferred revenue..............................................     $--    $267
 Depreciable assets............................................      --     147
 Accrued expenses..............................................       5      40
 Net operating loss and credit carryforwards...................   4,080   6,855
 Start-up and organization costs...............................      17      11
 Stock compensation............................................      --     467
                                                                -------  ------
Total deferred tax assets......................................   4,102   7,787
 Valuation allowance for deferred tax assets...................  (4,086) (7,764)
                                                                -------  ------
Net deferred taxes.............................................      16      23
Deferred tax liabilities:
 Prepaid expenses..............................................     (16)    (23)
                                                                -------  ------
Total deferred tax liabilities.................................     (16)    (23)
                                                                -------  ------
Net deferred taxes.............................................     $--     $--
                                                                =======  ======

The Company has established a valuation allowance equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company's lack of earnings history. The valuation allowance increased by approximately $2,161,000 and $3,678,000 during 1998 and 1999, respectively.

The Company's provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34% to income before income taxes as a result of the following:

                                                            Year Ended
                                                           December 31,
                                                          1997    1998    1999
--------------------------------------------------------------------------------
Statutory tax rate...................................... (34.0)% (34.0)% (34.0)%
State taxes, net of federal benefit.....................  (3.0)   (3.0)   (3.0)
Nondeductible expenses..................................    --     1.0     0.1
R&D credit generated....................................  (5.6)   (2.6)   (2.7)
Other...................................................    --      --    (0.6)
Valuation allowance.....................................  42.6    38.6    40.2
                                                         -----   -----   -----
                                                            -- %    -- %    -- %
                                                         =====   =====   =====

6. Employee benefit plans

Beginning January 1, 1998, the Company instituted a Savings Incentive Match Plan for Employees ("SIMPLE") under Section 408(p) of the Internal Revenue Code. Each employee of the Company who received at least $5,000 of compensation during the year from the Company was eligible to contribute

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

up to $6,000 annually. The Company matches such contributions on a dollar-for-dollar basis up to a maximum of 3% of the employee's gross salary compensation. All employee and employer contributions are immediately vested. The Company's contributions totaled approximately $40,000 in 1998 and $92,000 in 1999.

7. Commitments

Lease arrangements

The Company has various operating leases related primarily to office facilities. Rental expense for these operating leases for the years 1997, 1998 and 1999 totaled approximately $105,000, $152,000 and $399,000, respectively. Minimum annual rental commitments as of December 31, 1999 under noncancelable leases for each of the next five years and in the aggregate are as follows (in thousands):

2000....................................................................... $327
2001.......................................................................  304
2002.......................................................................   74
2003.......................................................................   --
2004.......................................................................   --
Thereafter.................................................................   --
                                                                            ----
Total...................................................................... $705
                                                                            ====

Legal proceedings

As a result of a procedural omission by the Company's prior patent counsel, the Company is unable to obtain a patent in Japan and certain other countries for the Company's method of "real time" detection and quantification of multiple analytes from a single sample. The Company has filed a lawsuit alleging negligence on the part of its prior patent counsel in this matter and seeking to recover the damages believed to result from the lack of this patent protection in Japan and certain other countries. At this time, management cannot predict whether this lawsuit will be successful and, if so, the amount of any damages that may be recovered.

8. Related party transactions

The Company purchased certain office and laboratory equipment from Inland Labs on January 1, 1998 for $769,766, which was based on the net book value of the assets acquired by Inland Labs prior to July 1, 1995, and the cost of assets acquired by Inland Labs subsequent to June 30, 1995. Dr. Chandler was paid $208,782 in cash and was issued 286,102 shares of the Company's Common Stock. A committee of outside directors determined that the transaction was fair and in the best interest of the Company and its stockholders.

In 1997, the Company paid $136,000 to a stockholder and Director of the Company for consulting services provided in conjunction with the development of the Company's FlowMetrixTM System and the Luminex 100 diagnostic instrument.

In conjunction with the issuance of the Series B Preferred Stock in 1997, the Company made cash payments totaling approximately $266,000 and issued warrants to purchase 535,500 shares of

--------------------------------------------------------------------------------

Luminex Corporation

--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)

Common Stock to the predecessor of Loewenbaum & Company, Incorporated ("Loewenbaum"), which acted as the placement agent for the Series B Preferred Stock. G. Walter Loewenbaum is a major stockholder and Director of Luminex and is Chairman and Chief Executive Officer of Loewenbaum and held such offices with its predecessor. The cash and warrants were paid to Loewenbaum's predecessor as the placement fee for the Series B Preferred Stock. The warrants may be exercised in whole or in part, at any time prior to April 3, 2002 at $1.96 per share.

In conjunction with the issuance of the Series C Preferred Stock in 1998, the Company made cash payments totaling approximately $849,000 to Loewenbaum, which acted as the placement agent for the Series C Preferred Stock. G. Walter Loewenbaum is a major stockholder and Director of Luminex and is Chairman and Chief Executive Officer of Loewenbaum. The cash was paid to Loewenbaum as the placement fee for the Series C Preferred Stock.

On June 1, 1999 the Company entered into a consulting agreement with a director of Luminex for consulting services. In consideration for those services, the Company paid the director $5,833 per month. On November 1, 1999, the Company amended that agreement to increase the level of consulting services and to increase the consulting fee to $11,666 per month. In addition, the Company issued stock options for the purchase of 51,000 shares of the Company's common stock to this Director of the Company. The Company recorded in sales, general and administrative expense deferred stock compensation in the amount of $609,450 in connection with such transaction of which approximately $332,000 was amortized during the year.

On September 1, 1997, seven outside directors of Luminex were each granted fully vested options to purchase 10,200 shares of common stock at an exercise price of $1.96 per share, and one outside director of Luminex was granted fully vested options to purchase 61,200 shares of common stock at an exercise price of $1.96 per share.

On May 20, 1999, six outside directors of Luminex were each granted fully vested options to purchase 30,600 shares of common stock at an exercise price of $3.92 per share.

In December 1999, the Company issued 51,000 shares of Series E convertible preferred stock for an aggregate price of $3,000,000 to Koerner Capital Corporation, of which John E. Koerner III, one of the Company's directors is the sole stockholder.

9. Joint venture research arrangement

In October 1998, the Company, along with a joint venture partner, was granted a special assistance award by the National Institute of Standards and Technology to conduct liquid array technology development. In September 1999, the Company and its joint venture partner suspended all joint venture activities. During the year, the Company incurred expenses related to liquid array development activities totaling approximately $600,000 and recognized grant revenues of approximately $506,000.

10. Subsequent event

On March 6, 2000, the number of authorized shares of common stock was increased from 25,000,000 to 50,000,000, with the total number of authorized shares of common stock to be increased to 200,000,000 upon completion of an initial public offering. Additionally, on March 9, 2000, the Board of Directors of the Company approved a 2.04-for-1 stock split of common stock in the form of a stock dividend. All common stock and per share information has been adjusted to reflect the stock dividend as if such stock dividend had taken place at the inception of the Company.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                         [LOGO OF LUMINEX APPEARS HERE]

--------------------------------------------------------------------------------

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

The following is an itemized statement of the amounts of all expenses payable by the Registrant in connection with the registration of the common stock offered hereby (estimated except for the Registration Fee, NASD Filing Fee and Nasdaq National Market listing fee), other than underwriting discounts and commissions:

Registration Fee--Securities and Exchange Commission..................  $ 26,400
NASD Filing Fee.......................................................    10,500
Nasdaq National Market listing fee....................................    95,000
Blue Sky fees and expenses............................................     5,000
Accountants' fees and expenses........................................   180,000
Legal fees and expenses...............................................   250,000
Printing and engraving expenses.......................................   125,000
Transfer agent and registrar fees.....................................     3,600
Miscellaneous.........................................................     4,500
                                                                        --------
  Total...............................................................  $700,000
                                                                        ========

ITEM 14. Indemnification of Directors and Officers

Pursuant to Sections 102(b)(7) and 145 of the Delaware General Corporation Law, our Restated Certificate of Incorporation and Amended and Restated Bylaws include provisions eliminating or limiting the personal liability of the members of our board of directors to our company and our stockholders for monetary damages for breach of fiduciary duty as a director. This does not apply for any breach of a director's duty of loyalty to our company or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, for paying an unlawful dividend or approving an illegal stock repurchase, or for any transaction from which a director derived an improper personal benefit.

Our Restated Certificate of Incorporation and Amended and Restated Bylaws also provide that we have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of our company) by reason of the fact that the person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. Our power to indemnify applies only if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

In the case of an action by or in the right of our company, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent a director or officer of our company has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

We have the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of our company, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability.

The foregoing summaries are necessarily subject to the complete text of the statute, Amended and Restated Bylaws and Restated Certificate of Incorporation referred to above and are qualified in their entirety by reference thereto.

ITEM 15. Recent Sales of Unregistered Securities

A. In the three years preceding the filing of this registration statement, the Registrant from time to time has granted stock options to employees and consultants in reliance upon exemption from registration pursuant to either
   (1) Section 4(2) of the Securities Act of 1933 or (2) Rule 701 promulgated under the Securities Act of 1933. The following table sets forth certain information regarding such grants:

                                                             Number     Exercise
                                                          of shares       prices
--------------------------------------------------------------------------------
January 1, 1997 to December 31, 1997..................... 1,279,080        $1.96
January 1, 1998 to December 31, 1998.....................   574,260  $2.94-$3.92
January 1, 1999 to December 31, 1999..................... 1,666,884  $1.96-$5.88
January 1, 2000 to March 21, 2000........................ 1,033,500 $5.88-$18.00

For additional information concerning these transactions, please see "Management -- Employee benefit plans" in the prospectus included in this registration statement.

B. Set forth in chronological order is information regarding all securities sold by the Registrant in the three years preceding the filing of this registration statement.

  (1) Since January 1, 1997, the Registrant has granted to employees, directors and consultants options to purchase an aggregate of 4,553,724 shares of Common Stock under its 1996 Stock Option Plan and 2000 Long-Term Incentive Plan at a weighted average exercise price of $6.11.

  (2) On April 2, 1997, the Registrant issued a warrant to purchase 535,500 shares of common stock to Southcoast Capital Corporation or its permitted assigns for an aggregate purchase price of $1,050,000.

  (3) In April 1997, the Registrant issued 150,000 shares of its Series B convertible preferred stock to individuals and entities for an aggregate purchase price of $6,000,000.

  (4) In July 1999, the Registrant issued 151,571 shares of its Series C convertible preferred stock to individuals and entities for an aggregate purchase price of $12,125,680.

  (5) In December 1999, the Registrant issued 57,538 shares of its Series D convertible preferred stock to individuals and entities for an aggregate price of $6,904,560.

  (6) In December 1999, the Registrant issued 25,000 shares of our Series E convertible preferred stock to an entity for an aggregate purchase price of $3,000,000.

The issuances to employees, directors and consultants described in (1) were deemed to be exempt from registration under Rule 701 promulgated under Section 3(b) of the Securities Act of 1933 as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation. The sales described in (2) through (6) were made only to "accredited investors" and were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder.

Other than the placement agent utilized in connection with sales of our Series B and C preferred stock, no underwriters were involved in the foregoing sales of securities. Each share of the Registrant's convertible preferred stock listed above will convert automatically into 20.4 shares of the Registrant's common stock upon the effectiveness of this registration statement.

ITEM 16. Exhibits and Financial Statement Schedules

(a)Exhibits

 Exhibit
  Number Description
-------------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement
  3.1++  Form of Restated Certificate of Incorporation of the Registrant
  3.2++  Amended and Restated Bylaws of the Registrant
  4.1    Form of Common Stock Certificate
  4.2++  Warrant for the Purchase of Shares of Common Stock dated as of April
         2, 1997 by and between the Registrant and Southcoast Capital
         Corporation.
  5.1++  Opinion of Thompson & Knight L.L.P.
 10.1++  1996 Stock Option Plan of the Registrant, as amended.
 10.2++  Form of Stock Option Agreement of the Registrant.
 10.3++  Form of Incentive Stock Option Agreement of the Registrant.
 10.4++  2000 Long-Term Incentive Plan of the Registrant.
 10.5++  Form of Stock Option Award Agreement of the Registrant.
 10.6++  Reserved
 10.7+++ Development and Supply Agreement dated as of March 19, 1999 by and between the Registrant and Bio-Rad Laboratories, Inc.
 10.8+++ Amendment to Development and Supply Agreement dated as of January 13,
         2000 by and between the Registrant and Bio-Rad Laboratories, Inc.
 10.9+++ Agreement for Electronic Manufacturing Services dated as of January 1,
         2000 by and between the Registrant and Sanmina Corporation.
 10.10++ Consultant Agreement dated as of June 1, 1999 by and between the
         Registrant and A. Sidney Alpert.
 10.11++ Amendment to Consultant Agreement dated as of November 1, 1999 by and between the Registrant and A. Sidney Alpert.
 10.12++ Standard Commercial Lease Agreement dated as of August 21, 1989 by and between the Registrant and Aetna Life Insurance Company, as amended, for facilities situated at 12112 Technology Boulevard, Austin, Texas
         78727.
 10.13++ Sublease Agreement dated as of December 20, 1999 by and between the
         Registrant and American Innovations, Ltd., for facilities situated at
         12112 Technology Boulevard, Austin, Texas 78727.
 10.14++ First Amendment to Sublease Agreement dated as of December 20, 1999 by and between the Registrant and American Innovations, Ltd., for facilities situated at 12112 Technology Boulevard, Austin, Texas
         78727.
 10.15++ Form of Employment Agreement between the Registrant and each of Mark B
         Chandler, Ph.D., Michael L. Bengtson, Ralph L. McDade, M.D., Van S.
         Chandler, Michael D. Spain, M.D., James L. Persky and Randel S.
         Marfin.
 23.1++  Consent of Thompson & Knight L.L.P. (included as part of Exhibit 5.1 hereto)
 23.2    Consent of Independent Auditors
 24.1++  Power of Attorney (included on signature page of the Registration
         Statement hereto)
 24.2++  Power of Attorney of William L. Roper, M.D., M.P.H.
 27.1++  Financial Data Schedule

--------
*  To be filed by amendment.
+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.
++ Previously filed.

(b)Financial Statement Schedules

None.

ITEM 17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on March 23, 2000.

                                          Luminex Corporation

                                            /s/ Mark B. Chandler, Ph.D.
                                          By___________________________________
                                                  Mark B. Chandler, Ph.D.
                                                  Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons on March 23, 2000 in the capacities indicated

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


   /s/ Mark B. Chandler, Ph.D.       Chairman of the Board and       March 23, 2000
____________________________________ Chief Executive Officer
      Mark B. Chandler, Ph.D.        (Principal Executive
                                     Officer)


                 *                   Vice President, Treasurer
____________________________________ and Chief Financial Officer
          James L. Persky            (Principal Financial
                                     Officer)
                 *                   Controller (Principal
____________________________________ Accounting Officer)
         Harriss T. Currie

                 *                   Director
____________________________________
        G. Walter Loewenbaum

                 *                   Director
____________________________________
          A. Sidney Alpert

                 *                   Director
____________________________________
          Robert J. Cresci

                 *                   Director
____________________________________
         Laurence E. Hirsch

             Signature                           Title                    Date
             ---------                           -----                    ----


                 *                   Director
____________________________________
            Jim D. Kever


                 *                   Director
____________________________________
         Fred C. Goad, Jr.

                 *                   Director
____________________________________
        John E. Koerner, III

                 *                   Director
____________________________________
   William L. Roper, M.D., M.P.H.



*By:/s/ Mark B. Chandler, Ph.D.
    ________________________________
    Mark B. Chandler, Ph.D.
    Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
  Number Description
-------------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement
  3.1++  Form of Restated Certificate of Incorporation of the Registrant
  3.2++  Amended and Restated Bylaws of the Registrant
  4.1    Form of Common Stock Certificate
  4.2++  Warrant for the Purchase of Shares of Common Stock dated as of April
         2, 1997 by and between the Registrant and Southcoast Capital
         Corporation.
  5.1++  Opinion of Thompson & Knight L.L.P.
 10.1++  1996 Stock Option Plan of the Registrant, as amended.
 10.2++  Form of Stock Option Agreement of the Registrant.
 10.3++  Form of Incentive Stock Option Agreement of the Registrant.
 10.4++  2000 Long-Term Incentive Plan of the Registrant.
 10.5++  Form of Stock Option Award Agreement of the Registrant.
 10.6++  Reserved
 10.7+++ Development and Supply Agreement dated as of March 19, 1999 by and between the Registrant and Bio-Rad Laboratories, Inc.
 10.8+++ Amendment to Development and Supply Agreement dated as of January 13,
         2000 by and between the Registrant and Bio-Rad Laboratories, Inc.
 10.9+++ Agreement for Electronic Manufacturing Services dated as of January 1,
         2000 by and between the Registrant and Sanmina Corporation.
 10.10++ Consultant Agreement dated as of June 1, 1999 by and between the
         Registrant and A. Sidney Alpert.
 10.11++ Amendment to Consultant Agreement dated as of November 1, 1999 by and between the Registrant and A. Sidney Alpert.
 10.12++ Standard Commercial Lease Agreement dated as of August 21, 1989 by and between the Registrant and Aetna Life Insurance Company, as amended, for facilities situated at 12112 Technology Boulevard, Austin, Texas
         78727.
 10.13++ Sublease Agreement dated as of December 20, 1999 by and between the
         Registrant and American Innovations, Ltd., for facilities situated at
         12112 Technology Boulevard, Austin, Texas 78727.
 10.14++ First Amendment to Sublease Agreement dated as of December 20, 1999 by and between the Registrant and American Innovations, Ltd., for facilities situated at 12112 Technology Boulevard, Austin, Texas
         78727.
 10.15++ Form of Employment Agreement between the Registrant and each of Mark
         B. Chandler, M.D., Michael L. Bengtson, Ralph L. McDade, M.D., Van S.
         Chandler, Michael D. Spain, M.D., James L. Persky and Randel S.
         Marfin.
 23.1++  Consent of Thompson & Knight L.L.P. (included as part of Exhibit 5.1 hereto)
 23.2    Consent of Independent Auditors
 24.1++  Power of Attorney (included on signature page of the Registration
         Statement hereto)
 24.2++  Power of Attorney of William L. Roper, M.D., M.P.H.
 27.1++  Financial Data Schedule

--------
*  To be filed by amendment.
+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission.
++ Previously filed.